EXHIBIT 2.1








                            ASSET PURCHASE AGREEMENT


                                      AMONG


                            CABLETRON SYSTEMS, INC.,
                             CTRON ACQUISITION, INC.


                                       AND


                          DIGITAL EQUIPMENT CORPORATION(1)


                                NOVEMBER 24, 1997














(1) Confidential Treatment has been requested as to certain portions of this agreement. The term "Confidential Treatment" and the mark (*) is used throughout this agreement in order to indicate that material has been omitted and separatley filed with the Securities and Exchange Commission.

                                    Exhibits

A      -   Initial Statement of Assets

B      -   Form of Reseller Agreement

C      -   Assignment and Assumption Agreement

D      -   Bill of Sale

E      -   Statements of Operations

F      -   List of NPB Employees

G      -   Assignment of Patents and Patent Applications

H      -   Assignment of Trademarks, Trademark Applications and Goodwill


                                    Schedules

Schedule 1.1 (a)           -  Accounting Convention

Schedule 1.1 (b)           -  Agreed-Upon Procedures

Schedule 1.2               -  Assigned Licenses

Schedule 1.3               -  Assigned Patents

Schedule 1.4               -  Assigned Trademarks

Schedule 1.5               -  Products

Schedule 1.6               -  Retained Patents

Schedule 1.7               -  Licensing Programs

Schedule 2.1(a)            -  Encumbrances on Acquired Assets

Schedule 2.1(h)            -  Contracts

Schedule 2.1(i)            -  Permits

Schedule 2.1(x)            -  International Assets

Disclosure Schedule -- Exceptions to Representations and Warranties

Schedule 4.8               -  Exceptions to Representation 4.8

Schedule 5.10(a)           -  Disability Schedule

                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement (the "Agreement") is entered into on November 24, 1997, by and among Cabletron Systems, Inc., a Delaware corporation, Ctron Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Cabletron and Digital Equipment Corporation, a Massachusetts corporation. The Buyer and the Seller are collectively referred to herein as the "Parties."

         Whereas, Seller desires to sell certain assets of its network products business to Buyer;

         Whereas, Buyer desires to purchase certain assets of Seller's network products business;

         Whereas, as a condition to entering into the purchase and sale, the parties have agreed to enter into a Reseller Agreement, pursuant to which Seller will be appointed as a reseller of Buyer's products, including the products of the network products business, and Seller has agreed to purchase certain minimum amounts of such products;

         Whereas, the parties wish to describe their respective rights and obligations.

         Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.



1.       Definitions.

         "Accounting Convention" means the accounting convention attached hereto as Schedule 1.1(a).

         "Acquisition" has the meaning set forth in the preamble above.

         "Acquired Assets" has the meaning set forth in ss. 2.1.

         "Acton Facilities" mean the parcels of real property designated as 50 and 100 Nagog Park, Acton, Massachusetts, and all improvements, fixtures and fittings thereon, easements, rights-of-way, and other appurtenant rights thereto.

         "Agreed-Upon Procedures" means the agreed-upon procedures attached hereto as Schedule 1.1(b).

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

         "Agreement" has the meaning set forth in the preamble above.

         "Asset Value" means the net value of the assets on the applicable Statement of Assets established in accordance with the Accounting Convention.

         "Assigned Copyrights" mean the copyright interests, registered or unregistered, used primarily in the NPB or the Products or the Products Under Development, or used solely in any other Acquired Assets.

         "Assigned Intellectual Property" means the entire right, title and interest in and to (i) the Assigned Patents, the Assigned Copyrights, the Assigned Trademarks, and all applications for any of the foregoing, and the Assigned Licenses, and (ii) trade secrets, know-how and other proprietary information that is used primarily in the NPB or the Products or the Products Under Development, excluding in all cases the Retained Patents, the Digital Marks, and the Retained Software.

         "Assigned  Licenses" mean the license  agreements set forth in Schedule
1.2 and licenses licensed specifically for a Product or a Product Under Development and used primarily in the NPB.

         "Assigned Patents" mean the Patents listed under the heading "Assigned Patents" set forth in Schedule 1.3 and all foreign counterparts thereto, subject to all encumbrances set forth in Schedule 2.1(a).

         "Assigned Trademarks" mean the Trademarks set forth in Schedule 1.4.

         "Assumed Liabilities" has the meaning set forth in ss. 2.3.

         "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could reasonably form the basis for any specified consequence.

         "Buyer" means Cabletron Systems, Inc., Ctron Acquisition, Inc. and Cabletron Systems, Inc.'s Subsidiaries, as and to the extent that the context requires.

         "Buyer 401(k) Plan" means the Cabletron Systems, Inc. 401(k) Plan.

         "Cabletron" means Cabletron Systems, Inc.

         "Cabletron Common Stock" means the common stock, $0.01 par value per share, of Cabletron.

         "Cabletron Marks" means the trademark "Cabletron" and the other trademarks, logos and designs used by Buyer from time-to-time to signify Buyer's products and services.

         "Cabletron Shares" has the meaning set forth in ss. 2.5(b).

         "Cabletron Stock Price" means the average, rounded to the nearest one-thousandth of a dollar ($0.001), of the midpoints of the high and low sales prices of Cabletron Common Stock as reported on the New York Stock Exchange Composite Tape (as reported by the eastern edition of The Wall Street Journal or, if not reported thereby, as reported by another authoritative source as mutually agreed by the Buyer and the Seller) for the 10 consecutive trading days during the period ending on and including the date hereof.

         "Cause" has the meaning set forth in ss.5.10.

         "Closing" has the meaning set forth in ss. 2.7.

         "Closing Date" has the meaning set forth in ss. 2.7.

         "Closing Date Statement of Assets" has the meaning set forth in ss. 2.6(a)(i).

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Commission" means the Securities and Exchange Commission.

         "Confidential Information" means any and all information concerning the businesses and affairs of the Buyer (including, following the Closing, information of the Seller related to the NPB) or Seller, as the case may be, other than that information which is independently developed in the future, already generally or readily obtainable by the public or is publicly known or becomes publicly known through no breach of ss. 7 by the Seller or Buyer, as the case may be.

         "Contracts" has the meaning set forth in ss. 2.1(h).

         "Data Networking Product" means a data networking or telecommunication hardware product (and the software incorporated therein) specifically designed for transporting data between two or more computing devices, such as hubs, routers, switches, bridges, structured wiring, adapters, remote access devices (e.g., access concentrators) and terminal servers, and logical extensions thereof.

         "Demand Plan" means Seller's twelve month product plan previously delivered to Buyer based on the consolidated input of Seller's sales organizations as of the ninth week of Seller's first quarter of fiscal year 1998.

         "Digital Brand" has the meaning set forth in the Reseller Agreement.

         "Digital Marks" has the meaning set forth in the Reseller Agreement.

         "Disclosure Schedule" has the meaning set forth in ss. 3.

         "Employee Plan" has the meaning set forth in ss. 3.24(a).

         "Environment" means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwater, water body sediments, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

         "Environmental Laws" mean the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, and M.G.L. Chapter 21E, each as amended or hereinafter in effect and any other federal, state, local or foreign law, regulation or legal requirement, as now or hereinafter in effect, relating to:
(a)  the  Release,  containment,  removal,  remediation,  response,  cleanup  or abatement  of  any  sort  of  any  Hazardous  Materials;  (b)  the  manufacture, generation, formulation, processing, labeling, distribution, introduction into commerce, use, treatment, handling, storage, recycling, disposal or transportation of any Hazardous Materials; (c) exposure of persons, including employees, to any Hazardous Materials; (d) the pollution, protection or clean up of the Environment; or (e) noise.

         "Environmental Permit" means any Permit or authorization from any governmental authority required under, issued pursuant to, or authorized by any Environmental Law.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Excluded Assets" has the meaning set forth in ss. 2.2.

         "First Year" has the meaning set forth in ss. 2.5 below.

         "First Year Product Credits" has the meaning set forth in ss. 2.5 below.

         "FMLA" has the meaning set forth in ss. 5.10.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "Hazardous Materials" means all substances defined as Hazardous Substances, Hazardous Materials, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. ss. 200.5, or defined as such by, or regulated as such under, any Environmental Law.

         "Hired Employees" has the meaning set forth in ss. 5.10.

         "Indemnified Party" has the meaning set forth in ss. 9.5(a).

         "Initial Employment Period" has the meaning set forth in ss. 5.10.

         "Indemnifying Party" has the meaning set forth in ss. 9.5(a).

         "Initial Statement of Assets" means the Statement of Assets as of June 28, 1997 attached hereto as Exhibit A.

         "Knowledge" of an organization means actual knowledge of the Persons within such organization having principal responsibility for the relevant matters after reasonable investigation.

         "Laws" means all laws, rules, regulations, codes, injunctions, judgments, orders, decrees, rulings, interpretations, constitution, ordinance, common law, or treaty, of any federal, state, local municipal and foreign, international, or multinational government or administration and related agencies.

         "Leave Expiration Date" has the meaning set forth in ss. 5.10.

         "Liability" means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred, and whether due or to become due).

         "Licensing Programs" mean the licenses on Schedule 1.7.

         "Lien" means any mortgage, pledge, lien, security interest, claim, equitable interest, encumbrance, restriction on transfer, conditional sale or other title retention device or arrangement (including, without limitation, a capital lease), or contractual restriction on the creation of any of the foregoing, whether relating to any property or right or the income or profits therefrom; provided, however, that the term "Lien" shall not include (i) statutory liens for Taxes to the extent that the payment thereof is not in arrears or otherwise due, (ii) encumbrances in the nature of zoning restrictions, easements, rights or restrictions of record on the uses of real property if the same do not materially detract from the value of the property encumbered thereby or materially impair the use of such property in the business of the NPB as currently conducted, (iii) deposits or pledges made in connection with, or to secure payment of, worker's compensation, unemployment insurance, old age pension programs mandated under applicable laws or other social security regulations, (iv) rights of MCI and Bell Atlantic with respect to the Acton Facilities, and (iv) mechanics', carriers', workmen's, repairmen's and similar liens, that do not materially interfere with the ability to conduct business or use the property as presently used.

         "Load" means, with respect to the NPB, its backlog, quarter-to-date revenues and orders booked and scheduled to ship in the relevant quarter. Load is used by Seller in the Ordinary Course of Business as a leading indicator for revenue.

         "Local Transfer Impediment" has the meaning set forth in ss. 2.1.

         "Losses" has the meaning set forth in ss. 9.2.

         "Material Adverse Effect" means a material adverse effect in the business, assets, financial condition and results of operations of the NPB or the Acquired Assets, as the case may be, taken as a whole; provided, however, none of the following items in and of themselves individually shall constitute a Material Adverse Effect: (i) the differential between the current Load and the historical Load requirements necessary to achieve Seller's planned second fiscal quarter revenue, all as reflected in the Load report dated November 18, 1997 previously provided to Buyer, (ii) that a sufficient number of NPB Employees have failed to become Hired Employees, such that Buyer is entitled to a [*] to the Purchase Price, or (iii) any decrease in assets resulting in an Asset Value determined with respect to the Closing Date Statement of Assets of less than $75 million.

         "Multiemployer Plan" has the meaning set forth in ss. 3.26(c).

         "NPB" means the business, operations and assets of the Seller with respect to the design, having manufactured, sale, marketing, distribution, maintenance and support (but not service) of the Products and the design of Products Under Development.

         "NPB Employees" has the meaning set forth in ss. 5.10.

         "Offerees" has the meaning set forth in ss. 5.10.

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "Overseas Employees" means NPB Employees whose principal work location is outside of the United States.

 * Confidential Treatment

         "Patent" means: (i) any United States or foreign patent, patent application, patent disclosure or other patent right; (ii) any division, continuation, continuation-in-part or similar extension of an application that is a Patent; and (iii) any patent or other patent right that issues or is based upon an application that is a Patent.

         "Party" and "Parties" have the meanings set forth in the preamble above.

         "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "Plan Eligibility Date" has the meaning provided in Section 5.10(b).

         "Product Credits" means credits to be used by Seller on a first in, first out basis and net of credits against the full value of the invoice for the purchase of products on the Product Road Map from Buyer in a specified dollar amount during a specified period of time pursuant to the Reseller Agreement.

         "Product Road Map" has the meaning set forth in the Reseller Agreement.

         "Products" mean the products listed in Schedule 1.5 "Products."

         "Products Under Development" mean products developed or products under development (but not including the Products) by Seller employees (including contract employees) during the period when such employees were employed by Seller's Network Products Business Unit and were engaged in the business of the design, having manufactured, sale, marketing, distribution, maintenance, or support of Data Networking Products.

         "Purchase Price" has the meaning set forth in ss. 2.5.

         "Purchase Price Adjustment" shall mean the aggregate adjustments to the Purchase Price which occur pursuant to ss. 2.6.

         "Registration Statement" has the meaning set forth in ss. 4.6.

         "Related Entity" means any corporation, trust, partnership or other entity that would be considered as a single employer with Seller under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

         "Release"  means  any  actual  spilling,   leaking,  pumping,  pouring,
emitting, dispersing, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of any Hazardous Materials into the Environment.

         "Remaining Accrued Vacation Dollars" has the meaning set forth in ss. 2.6.

         "Remediation Standard" means a numerical standard that defines the concentrations of Hazardous Materials that may be permitted to remain in the Environment after an investigation, remediation or containment of a release of Hazardous Materials.

         "Reports" has the meaning set forth in ss. 3.28.

         "Reseller Agreement" means the Reseller Agreement entered into by the Parties in the form of Exhibit B attached hereto.

         "Restoration Pension Plan" means the Digital Equipment Corporation Cash Account Pension Restoration Plan.

         "Retained NPB Employees" has the meaning set forth in ss. 5.10.

         "Retained Patents" means the Patents listed under the heading "Retained Patents" in Schedule 1.6.

         "Retained Software" means all right, title and interest in (i) any software, including fragments or modules thereof, that is used by Seller primarily outside the NPB, and (ii) general purpose standalone software components (e.g., not data networking) that are used by Seller both within and outside the NPB (e.g., compilers, run-time systems and libraries).

         "SAVE Plan" means the Digital Equipment Corporation Savings and Investment Plan.

         "Second Year" has the meaning set forth in ss. 2.5.

         "Second Year Product Credits" has the meaning set forth in ss. 2.5.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Seller" means Digital Equipment Corporation and its Subsidiaries, as and to the extent the context requires.

         "Seller Pension Plan" means the Digital Equipment Corporation Cash Account Pension Plan.

         "Statement of Assets" means a statement of assets sold prepared in accordance with the Accounting Convention.

         "Subsidiary" means with respect to any Person, (i) any corporation at least a majority of whose outstanding voting stock is owned, directly or indirectly, by such Person or by one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; (ii) any general partnership, joint venture or similar entity, at least a majority of whose outstanding partnership or similar interests shall at the time be owned by such Person, or by one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; and (iii) any limited partnership of which such Person or any of its Subsidiaries is a general partner. For the purposes of this definition, "voting stock" means shares, interests, participations or other equivalents in the equity interest (however designated) in such Person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such Person other than shares, interests, participations or other equivalents having such power only by reason of the occurrence of a contingency.

         "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code ss. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

         "Third Party Claim" has the meaning set forth in ss. 9.5(a).

         "Trademarks"  means any  trademarks,  service marks,  trade dress,  and
logos,   together  with  all   translations,   adaptations,   derivations,   and
combinations thereof and including all goodwill associated therewith.

         "Welfare Plan" has the meaning set forth in ss. 3.26(a) below.



2.       Acquisition of Assets by Buyer



          2.1. Purchase and Sale of Assets. The Seller agrees to sell and transfer to the Buyer, and the Buyer agrees to purchase from the Seller at the Closing, subject to and upon the terms and conditions contained herein, free and clear of any material Lien, except those encumbrances listed on
Schedule 2.1(a), all right, title, and interest in and to the following properties and assets (the "Acquired Assets"):

                  (a) all assets reflected on the Initial Statement of Assets other than those disposed of since June 28, 1997 and those acquired in the Ordinary Course of Business since June 28, 1997 which appear on the Closing Date Statement of Assets.


                  (b) all the inventory of the NPB, including raw materials, work-in-process, and finished goods, as reflected on the Closing Date Statement of Assets;


                  (c) all tangible personal property used primarily in the
         NPB (including, without limitation, all machinery, equipment, test equipment, supplies, manufactured and purchased parts, tools, jigs and dies, computer software stored on a tangible medium, workstations and personal computers, electronic, electrical and mechanical equipment and other computer hardware used primarily in the NPB) owned by Seller whether in the Seller's possession or in the possession of another party such as a manufacturer or vendor of the Seller, including fully-depreciated or fully-expensed tangible property used primarily in the NPB; not including, however, furniture, file cabinets, and similar office equipment and office supplies located in the Littleton facility that are not transferred to the Acton Facilities but including furniture, file cabinets, and similar office equipment and office supplies located in Acton intended to compensate for the non-transfer of Littleton equipment;


                  (d) the securities of Ipsilon Networks, Inc. owned by the Seller;


                  (e) prepaid expenses and deposits;


                  (f) the Acton Facilities and the furniture and equipment located therein or comparable substitutes;


                  (g) the Assigned Intellectual Property, remedies against infringement thereof and rights to protection of interests therein;


                  (h) all rights under any contracts, indentures, mortgages, instruments, Liens, guaranties, or other agreements of Seller, in each case to the extent they relate to the NPB or the Acquired Assets, and including, without limitation, those agreements set forth in Schedule 2.1(h) (the "Contracts"), provided, however, that no rights are granted pursuant to this clause (h) with respect to intellectual property;


                  (i) all rights  under all  permits,  authorizations,  orders, registrations, certificates, variances, approvals, consents and franchises or any pending applications all to the extent related to the NPB or the Acquired Assets, including without limitation all governmental permits, licenses, authorizations, approvals and consents described in Schedule 2.1(i) ("Permits");

                  (j) all technical data, designs, drawings, specifications, documentation and manuals (or portions thereof) to the extent that they are related to the NPB;


                  (k) the Licensing Programs, remedies against infringement thereof and rights to protection of interests therein;


                  (l) all customer, distributor, supplier and mailing lists, pricing and cost information, and business and marketing plans of Seller (or portions thereof), all to the extent related to the NPB;


                  (m) all manufacturing MAC addresses used exclusively in the operation of the NPB;


                  (n) all business records and financial management reports, books, files, plans, appraisals, environmental audits and reports, documents, correspondence, lists, plats, architectural plans, drawings, notebooks, specifications, creative materials, advertising and promotional materials, marketing materials, studies, reports, equipment repair, maintenance or service records whether written or electronically stored or otherwise recorded, in each case, that is used exclusively in the NPB;


                  (o) all rights and interests of Seller as plan sponsor in and with respect to the assets associated with the accounts of Hired Employees under the SAVE Plan transferred to the Buyer 401(k) Plan as contemplated in ss. 5.10;


                  (p) the goodwill associated with the NPB and the Acquired Assets.

On the Closing Date, Seller shall transfer to Buyer all of the Acquired Assets located outside of the United States, including those listed by country on
Schedule 2.1(x). If it is not possible to do so without adversely affecting the ability of Seller to transfer, and Buyer to hire, the NPB Employees employed outside of the United States, or if the Parties mutually agree that it is not desirable to transfer to Buyer Acquired Assets located in a country other than the United States on the Closing Date because of any law or regulation, the need for the approval of any governmental entity, or the need for the review or approval by any union, works council or similar body ("Local Transfer Impediment"), Seller and Buyer shall take all actions reasonably necessary to eliminate the Local Transfer Impediment and Seller shall take all actions reasonably necessary to transfer the Acquired Assets and Buyer shall take all actions reasonably necessary to hire the affected non-U.S. NPB Employees as soon as possible. To this end, the parties agree to prepare and execute, to the extent necessary, one or more international implementation agreements as soon as possible after the date hereof to facilitate the transfer of non-U.S. assets and employees.

     2.2. Excluded Assets. There shall be excluded from the Acquired Assets to be sold, assigned, transferred, conveyed and delivered to Buyer hereunder, and to the extent in existence on the Closing Date, there shall be retained by the Seller, assets, properties and rights including, but not limited to, (collectively, the "Excluded Assets"):


                  (a)  the Digital Marks;


                  (b)   the Retained Patents;


                  (c)  the Retained Software;


                  (d)  cash,   cash   equivalents, accounts receivables  and
short-term investments; and


                  (e) any of the rights of the Seller under this Agreement (or under any other agreement between the Seller on the one hand and the Buyer on the other hand.



     2.3. Assumption of Liabilities. On the terms and subject to the conditions set forth herein, from and after the Closing, the Buyer will assume and satisfy or perform when due only the following Liabilities (the "Assumed Liabilities"):


                  (a) all liabilities under the Contracts or Permits arising after the Closing Date (including commitments by the Seller to purchase goods in the Ordinary Course of Business which are unfulfilled as of the Closing Date), except to the extent arising from any breach or default occurring prior to the Closing Date;


                  (b) all liabilities under the Licensing Programs and under the licenses granted pursuant to ss. 8.2 arising after the Closing Date, except to the extent arising from any breach or default occurring prior to the Closing Date;


                  (c) all  other  liabilities and obligations  set  forth  in
         Schedule 2.3(c) under an express statement (that the Buyer has initialed) to the effect that the definition of Assumed Liabilities will include the Liabilities and obligations so disclosed;


                  (d) all liabilities related to the Acquired Assets to the extent arising from or related to any facts or circumstances occurring after the Closing Date, including, without limitation, all Taxes with respect to real property allocable to any period after the Closing Date; and


                  (e) all liabilities related to the Hired Employees arising from or related to any facts or circumstances occurring after the Closing Date, except as otherwise expressly provided herein.

     2.4. Liabilities Not Assumed. Except as expressly set forth in this Agreement or any other written agreements between the Parties executed contemporaneously herewith, the Buyer will not assume or perform any Liabilities not specifically contemplated by ss. 2.3 hereof.


     2.5. Purchase Price. The Buyer agrees to assume the Assumed Liabilities at the Closing and pay to the Seller aggregate consideration consisting of the following (the "Purchase Price"), subject to adjustment pursuant to ss. 2.6:


                  (a) Cash. At the Closing, $91,800,000 in cash (subject to adjustment pursuant to ss.2.6) payable by wire transfer to the Seller in accordance with written instructions of the Seller given to the Buyer at least two business days prior to the Closing.


                  (b) Cabletron Stock. At the Closing, Buyer shall deliver to the Seller certificates representing the number of whole shares of Cabletron Common Stock equal to $50,000,000 divided by the Cabletron Stock Price (the "Cabletron Shares").


                  (c) Product Credits.  The following Product Credits:

                           (i) First Year Product Credits.  Subject to
                  adjustment pursuant to ss. 2.6, $168,500,000 in First Year Product Credits.

                                    "First Year Product  Credits"  means Product
                           Credits which may be used by Seller to purchase from Buyer, at prices set forth in the Reseller Agreement, products that are ordered under the Reseller Agreement during the period beginning on the Closing Date and ending on the first anniversary of the Closing Date (the "First Year") requesting delivery at any time until thirty days after the end of the First Year. Any First Year Product Credits not expended in accordance with the preceding sentence shall automatically expire and be of no further force or effect immediately following the end of the First Year; provided, however, Seller shall be permitted to carryover to the Second Year unused First Year Product Credits equal to the amount, if any, that Seller's minimum purchase commitment (as described in the Reseller Agreement) is reduced in the First Year as contemplated by the Reseller Agreement.

                           (ii) Second Year Product Credits.  Subject to
                  adjustment pursuant to ss. 2.6, $125,000,000 in Second Year Product Credits.

                                    "Second Year Product  Credits" means Product
                           Credits which may be used by Seller to purchase from Buyer, at prices set forth in the Reseller Agreement, products that are ordered under the Reseller Agreement during the period beginning on the first anniversary of the Closing Date and ending on the second anniversary of the Closing Date (the "Second Year") requesting delivery at any time until thirty days after the end of the Second Year. Any Second Year Product Credits not expended in accordance with the preceding sentence shall automatically expire and be of no further force or effect immediately following the end of the Second Year; provided, however, Seller shall be permitted to use in the twelve month period immediately following the Second Year unused Second Year Product Credits equal to the amount, if any, that Seller's minimum purchase commitment (as described in the Reseller Agreement) is reduced in the Second Year as contemplated pursuant to the Reseller Agreement.



     2.6. Ajustments to Purchase Price. The acceptance by the Buyer and Seller of any adjustments to the Purchase Price pursuant to this ss. 2.6 shall be the exclusive remedy of either Party in connection with an increase or decrease in the Asset Value of the assets set forth on the Initial Statement of Assets, notwithstanding any provisions of ss.9.


                  (a)  Post-Closing Adjustment to Purchase Price

                           (i) Preparation of Closing Date Statement of
                  Assets

                                    (A)  Within 60 days after the Closing
                           Date, the Seller will cause Coopers & Lybrand to perform the Agreed-Upon Procedures and assist in the preparation of a Statement of Assets (the "Closing Date Statement of Assets") for the NPB as of the Closing. The Closing Date Statement of Assets shall be prepared based upon the Accounting Convention. The Closing Date Statement of Assets will not reflect any Liabilities. In addition, the Seller will permit the Buyer (or its accountants) to participate in the substantially complete physical count of inventory and other tangible personal property and property, plant and equipment. Buyer and Seller will share equally the fees and expenses of Coopers & Lybrand to assist in the preparation of the Closing Date Statement of Assets and the performance of the Agreed-Upon Procedures.

                                    (B)  If the Buyer has any  objections
                           to the Closing Date Statement of Assets, it will deliver a written statement setting forth such objections to the Seller within 45 days after receiving the Closing Date Statement of Assets. The Buyer and the Seller will use reasonable efforts to resolve any such objections themselves. If the
                           Parties do not obtain a final resolution within 30 days after the Seller has received the statement of objections, however, the Parties shall appoint Deloitte & Touche, certified public accountants, to resolve any remaining objections. If Deloitte & Touche is unavailable, the Parties will select a nationally-recognized accounting firm by lot (after excluding their respective regular outside accounting firms). The determination of any accounting firm so selected will be set forth in writing and will be conclusive and binding upon the Parties. The Seller will revise the Closing Date Statement of Assets as appropriate to reflect the resolution of any objections thereto pursuant to this ss. 2.6(a)(i)(B). The Closing Date Statement of Assets shall be deemed final if Buyer fails to object within 45 days after receipt or after any revisions are completed pursuant to this ss. 2.6(a)(i)(B).

                                    (C)  In the event the Parties  submit
                           any unresolved objections to an accounting firm for resolution as provided in ss. 2.6(a)(i)(B) above, the Buyer and the Seller will share equally the fees and expenses of the accounting firm.

                                    (D)  As part of Buyer's review of the
                           Closing Date Statement of Assets or during the resolution of any dispute, including by the nationally-recognized accounting firm appointed to resolve disputes of the Parties pursuant to ss. 2.6(a)(i)(B), Buyer and its accountants and other representatives will be entitled to review the methodology and back-up materials used in preparing the Closing Date Statement of Assets in the presence of appropriate financial staff of Seller at reasonable times and upon reasonable notice.

                           (ii) Adjustment to Purchase Price. The Purchase Price will be adjusted (in First Year Product Credits) as follows:

                                    (A)  If the Asset Value as determined
                           in the Closing Date Statement of Assets, net of any resolved disputes, exceeds the Asset Value as determined in the Initial Statement of Assets by $1,000,000 or more, the First Year Product Credits will be increased by the amount by which the Asset Value exceeds the Asset Value as determined with respect to the Initial Statement of Assets.

                                    (B)  If the Asset Value as determined
                           in the Closing Date Statement of Assets, net of any resolved disputes, is less than the Asset Value as determined with respect to the Initial Statement of Assets by $1,000,000 or more, the First Year Product Credits will be decreased by the amount by which the Asset Value is less than the Asset Value as determined with respect to the Initial Statement of Assets.


                  (b) Vacation Adjustment. The Purchase Price shall be adjusted for accrued vacation benefits as follows:

                           (i) "Remaining Accrued Vacation Dollars" shall mean the sum for all Hired Employees, of an amount for each Hired Employee equal to (i) the total number of accrued vacation hours not paid out to such employee pursuant to ss.5.10(b)(v), multiplied by (ii) the hourly wage rate for such employee.

                  Within 25 business days following the Closing Date, Seller shall prepare and deliver to the Buyer a statement showing the Remaining Accrued Vacation Dollars prepared in accordance with Seller's standard accounting policies prepared on a consistent basis with prior vacation accrual calculations. Within 20 days following the delivery of such statement by Seller to Buyer, Buyer may object to the calculation of the Remaining Accrued Vacation Dollars in writing. If Buyer so objects to the Remaining Accrued Vacation Dollars, the Parties shall attempt to resolve such dispute by negotiation. If the parties are unable to resolve such dispute within twenty days of any objection by Buyer, the parties shall appoint Deloitte & Touche, certified public accountants, to resolve any remaining objections. If Deloitte & Touche is unavailable, the Parties will select a nationally-recognized accounting firm by lot (after excluding their respective regular outside accounting firms). The determination of any accounting firm so selected will be set forth in writing and will be conclusive and binding upon the Parties.

                  If Buyer  does not  object  to the  calculation  of  Remaining
                  Accrued Vacation Dollars within the time period set forth above or upon the final resolution of any dispute concerning the Remaining Accrued Vacation Dollars (i) Seller shall pay to Buyer the amount, if any, by which the Remaining Accrued Vacation Dollars exceeds $1,500,000, or (ii) Buyer shall pay to Seller the amount, if any, by which $1,500,000 exceeds the Remaining Accrued Vacation Dollars, in each case as soon as possible, but in any event within 10 business days.



     2.7. The Closing.  The  closing  of  the  transactions   contemplated  by
this Agreement (the "Closing"), such Closing to be deemed to have occurred at 12:01 a.m. on the Closing Date, shall take place at the offices of Ropes & Gray in Boston, Massachusetts, commencing at 10:00 a.m. eastern time on the business day after all conditions in Sections 6.1 and 6.2 are satisfied (provided that such date is reasonably acceptable to both Parties) or such other date as the Parties may mutually determine (the "Closing Date").


     2.8. Deliveries at the Closing. At the Closing, the Seller will deliver to the Buyer properly executed and acknowledged, if appropriate (i) the various certificates, instruments, and documents referred to in ss. 6.1 below; (ii) a quitclaim deed relating to the Acton Facilities, (iii) assignments of the Assigned Patents, Assigned Trademarks, Contracts and Permits, (iv) such other instruments of sale, transfer, conveyance, and assignment as the Buyer and its counsel may reasonably request in respect of the Acquired Assets, (v) the Reseller Agreement, and (vii) the Bill of Sale in the form attached hereto as Exhibit D. The Buyer will execute, acknowledge (if appropriate), and deliver the Assignment and Assumption Agreement in the form attached hereto as Exhibit E and will deliver the consideration specified in ss. 2.5(a) and 2.5(b) above.

         Simultaneously with such delivery, the Buyer and Seller will use all reasonable efforts and take all reasonable action as may be necessary to put Buyer in possession and operating control of the Acquired Assets.

         At any time and from time to time after the Closing, at the request of Buyer and without further consideration, except as stated below, the Seller will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such action as Buyer may reasonably determine is necessary to transfer, convey and assign to Buyer, and to confirm Buyer's title to or interest in the Acquired Assets, to put Buyer in actual possession and operating control thereof and to assist Buyer in exercising all rights with respect thereto.



     2.9. Preliminary Allocation of Purchase Price The Parties agree that the preliminary allocation of the Purchase Price for the Acquired Assets shall be as determined by the allocation formula to be agreed by the parties; as may be adjusted to reflect any Purchase Price Adjustments. The Seller and Buyer agree that the allocation may be amended or modified by mutual agreement to establish a final allocation prior to the filing of the applicable Tax Returns of Buyer and Seller. The Seller and Buyer shall use such final allocation in all Tax Returns.



3. Representations and Waranties of the Sellers. The Seller represents and warrants to the Buyer that the statements contained in this ss. 3 are correct and complete as of the date of this Agreement and, unless a date is specified in such representation and warranty, will be correct and complete as of the Closing Date as though made then, except as set forth in the disclosure schedule accompanying this Agreement (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this ss. 3. Disclosure in one paragraph is not deemed disclosure for any other paragraph.

     3.1. The Seller is a corporation duly organized, validly existing, and in good standing under the laws of the state of its incorporation.


     3.2. [Intentionally Omitted]



     3.3. Authorization of Transaction. The Seller has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. All corporate actions or proceedings to be taken by or on the part of the Seller to authorize and permit the execution and delivery by Seller of this Agreement and the instruments required to be executed and delivered by Seller pursuant hereto, the performance by Seller of its obligations hereunder, and the consummation by Seller of the transactions contemplated herein, have been duly and properly taken. This Agreement has been duly executed and delivered by the Seller and constitutes the legal, valid and binding obligation of the Seller, enforceable in accordance with its terms and conditions.



     3.4. Noncontravention.   Except as set forth in ss. 3.4 of the  Disclosure
Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in ss. 2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order or decree of any government, governmental agency, or court to which the Seller is subject or any provision of the charter or by-laws of the Seller or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets), except in the case of (i) and (ii), for violations, conflicts, breaches or defaults that would not have a Material Adverse Effect. Except as set forth in ss. 3.4 of the Disclosure Schedule, the Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in ss. 2 above) except for the required filings under the Hart-Scott-Rodino and foreign pre-merger notification requirements.



     3.5. Brokers' Fees. The Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.



     3.6. Title of Assets. Except for Real Property and Intellectual Property which are subject to ss.ss. 3.15 and 3.16 and except as set forth in ss.3.6 of the Disclosure Schedule, the Seller owns or has a valid leasehold interest in the Acquired Assets, free and clear of all Liens, except for Liens that would not have a Material Adverse Effect.

     3.7. All Assets Necessary to Conduct Business. The Acquired Assets and the licenses granted in Section 8.2 comprise all of the assets, properties and rights of every type and description, real, personal, tangible and intangible necessary to the conduct of the NPB.



     3.8. Financial Statements. The Initial Statement of Assets, attached hereto as Exhibit D, was prepared in accordance with the Accounting Convention. Exhibit E are unaudited summary statements of operations for the NPB for the fiscal years ended July 1, 1995, June 29, 1996 and June 28, 1997 (together with the Initial Statement of Assets, the "Financial Information"). The Initial Statement of Assets was prepared in good faith and in accordance with the Accounting Convention. The summary statements of operations were prepared in good faith and derived from Seller's management reporting systems as maintained by Seller in the ordinary course of business. No representation is made that the Financial Information has been prepared in a manner consistent with GAAP or that the Financial Information is indicative of the financial condition and the results of operations that would have been achieved had the NPB been operated as a stand-alone, non-affiliated entity.



     3.9. Absence of Changes. Since the date of the Initial Statement of Assets and except as disclosed in ss. 3.9 of the Disclosure Schedule, the Seller has operated and conducted the business of the NPB only in the Ordinary Course of Business and, with respect to, by and on behalf of the NPB, there has not been:


                  (a) any sale, lease, transfer, or assignment of assets, tangible or intangible, other than sales of inventory in the Ordinary Course of Business and other than in an amount not in excess of $250,000;


                  (b) any acceleration, termination, modification, or cancellation of any Contract listed in Schedule 2.1(h) involving payments of more than $250,000;


                  (c)  as of the date hereof the  responsible  managers of
         the NPB have not received any notice that any major resellers or distributors do not intend to continue with Buyer a business relationship on terms at least as favorable as the relationship such resellers or distributors, as the case may be, currently have with the Seller with respect to NPB; and


                  (d) any damage, destruction, or loss (whether or not covered by insurance) to the Acquired Assets in excess of $250,000.



     3.10. Absence of Undisclosed Liabilities. The Seller has no Liability that will be assumed by Buyer except as expressly set forth herein and in the schedules and attachments hereto or in other written agreements between the Parties.

     3.11. Legal and Other Compliance. Except for Intellectual Property and Environmental matters, which are addressed in ss.ss.3.16 and 3.25:


                  (a)  the Seller is in compliance with all applicable Laws
         the violation of which, either singularly or in the aggregate, would have a Material Adverse Effect on the NPB or the Acquired Assets and, to Seller's Knowledge, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply; and


                  (b) neither the ownership nor use of properties of the NPB nor the conduct of the business of the NPB conflicts with the rights of any other Person or violates, or with the giving of notice or the passage of time or both will violate, conflict with or result in a default, right to accelerate or loss of rights under, any terms or provisions of any of their charter or by-laws or any Lien, law, ordinance, rule or regulation, any order, judgment or decree to which the NPB is a party or by which the NPB may be bound or affected, except for such conflicts, violations and defaults which would not have a Material Adverse Effect.



     3.12. No Material Adverse Change. Since the date of the Initial Statement of Assets, there has not been any change which has resulted in a Material Adverse Effect and no event has occurred or circumstance exists that would reasonably be likely to result in such a Material Adverse Effect.


     3.13. Demand Plan. Seller has previously provided a Demand Plan for the NPB to Buyer, which plan was prepared in good faith and in a manner consistent with past practice by Seller. The Demand Plan is based upon a number of assumptions and estimates that, while presented with numerical specificity and considered reasonable by the Seller, are (i) inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the control of the NPB, and (ii) based upon assumptions with respect to future business decisions that are subject to change. Accordingly, actual results may vary from the Demand Plan, and these variations may be material. Consequently, the Demand Plan is not a representation by Seller that the results therein will be achieved.



     3.14. Taxes. All Taxes required to have been withheld and paid with respect to the NPB in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been withheld and paid, and there are no Liens or other encumbrances on any of the Acquired Assets that arose in connection with any failure (or alleged failure) to pay any Tax.

     3.15. Real Property


                  (a) The Acton Facilities are all of the real property that are part of the Acquired Assets. Except as set forth in ss. 3.15(a) of the Disclosure Schedule, with respect to the Acton Facility:

                           (i) the Seller has good and clear record and marketable title to the parcel of real property, free and clear of any Lien, except for installments of special assessments not yet delinquent and recorded easements, covenants, and other restrictions which do not materially impair the current use, occupancy, or value, of the property subject thereto;

                           (ii) there are no pending or, to the Knowledge of Seller, threatened condemnation proceedings, lawsuits, or administrative actions relating to the property or other matters which would materiality adversely affect the use, occupancy, or value thereof;

                           (iii) the buildings and improvements of the Acton
                  Facilities are located within the boundary lines of the real property being sold by Seller to Buyer, are not in violation of applicable setback requirements, zoning laws and ordinances which violations would materially impair the current use, occupancy or value of the property subject thereto, do not encroach on any easement which encroachment would materially impair the current use, occupancy or value of the property subject thereto, and the land does not serve any adjoining property for any purpose which would materially impair the current use, occupancy, or value of the property subject thereto;

                           (iv)  to the  Knowledge of Seller each  facility
                  located  on  such  parcel  has  received   all   approvals  of
                  governmental authorities (including licenses and permits) required in connection with the ownership or operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations;

                           (v) there are no leases,  subleases,  licenses,
                  concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of the parcel or any portion thereof except for licensees or concessions serving the premises;

                           (vi) there are no outstanding options or rights
                  of first refusal to purchase such parcel, or any portion thereof or interest therein;

                           (vii) there are no parties (other than the NPB or
                  other employees of the Seller or MCI or Bell Atlantic) in possession of such parcel;

                           (viii) each facility located on such parcel is supplied with utilities and other services necessary for the operation of such facility, as presently operated; and

                           (ix) each parcel has direct access to a public road or has access to a public road via a permanent, irrevocable, appurtenant easement benefitting such parcel adequate for the current use.

     3.16. Intellectual Property


                  (a) The Seller owns or has the right to use pursuant to license, sublicense, agreement, or permission all Assigned Intellectual Property. Subject to obtaining all necessary consents as disclosed in ss. 3.27 of the Disclosure Schedule, each item of Assigned Intellectual Property owned or used by the Seller in connection with the business of the NPB immediately prior to the Closing hereunder will be owned or available for use by the Buyer on identical terms and conditions immediately subsequent to the Closing hereunder except for facts and circumstances specific to Buyer. Except as disclosed in ss. 3.16(a) of the Disclosure Schedule, to the knowledge of the Seller, the Seller has taken all necessary action to protect each item of Assigned Intellectual Property, except for Assigned Licenses.


                  (b) Except as disclosed in ss. 3.16(b) of the Disclosure Schedule, to the Knowledge of the Seller, the Seller in connection with the NPB has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of third parties (excluding patents pending but not yet issued as of the Closing Date), and there has never been any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Seller must license or refrain from using any intellectual property rights of any third party). Except as disclosed in ss. 3.16(b) of the Disclosure Schedule, to the Knowledge of the Seller, Seller has provided to Buyer all documents concerning claims that a third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Assigned Intellectual Property rights of the Seller, except with respect to Assigned Licenses.


                  (c)   Section   3.16(c)  of  the   Disclosure   Schedule
         identifies each patent or registration which has been issued with respect to the Assigned Intellectual Property, except for Assigned Licenses, and identifies each pending patent application or application for registration which has been made with respect to the Assigned Intellectual Property, except for Assigned Licenses. With respect to each item of Assigned Intellectual Property required to be identified in section 3.16(c) of the Disclosure Schedule to the Knowledge of Seller, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Seller, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item other than in the course of any proceedings in the U.S. Patent and Trademark Office (or any international equivalent) relating to any pending patent or trademark application.


                 (d) The Seller has delivered to the Buyer correct and complete copies of all Assigned Licenses listed on Schedule 1.2. With respect to each Assigned License, except as set forth in Section 3.16(d) of the Disclosure Schedule:

                           (i) to the Knowledge of Seller, the license, sublicense, agreement, or permission covering the Assigned License is legal, valid, binding, enforceable, and in full force and effect and will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

                           (ii) to the Knowledge of Seller, it is not in
                  breach or default of any Assigned License;

                           (iii) to the Knowledge of Seller, no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder; and, Seller has not provided written notice of breach or default to any Licensor of an Assigned License;

                           (iv) to the Knowledge of the Seller, it has not repudiated any provision of an Assigned License, and it has not received written notice from any Licensor of an Assigned License that it has done so;

                           (v) to the Knowledge of Seller, each underlying
                  item  of   intellectual   property   is  not  subject  to  any
                  outstanding injunction, judgment, order, decree, ruling, or charge;


                  (e) Except as set forth in Section 3.16(e) of the Disclosure Schedule, no action, suit, proceeding, hearing, investigation, charge, complaint, written claim, or written demand is pending or, to the Knowledge of the Seller, has been threatened in writing, which challenges the legality, validity, or enforceability of the underlying item of Assigned Intellectual Property, other than in the course of any proceedings in the U.S. Patent and Trademark Office (or any international equivalent) relating to any pending patent or trademark application.

                  (f) Other than in connection with the sale, manufacture or license of Products in the ordinary course, the Seller has not granted any sublicense or similar right with respect to the Assigned Licenses.


                  (g)   To  the   Knowledge   of  Seller,   the   Assigned
         Intellectual Property, together with the licenses granted pursuant to ss. 8.2, constitutes all of the intellectual property necessary for the design, sale, marketing, distribution, maintenance and support (but not service) of the Products and having the Products manufactured;


                  (h) The Seller has granted no licenses with respect to the Assigned Patents except for those set forth in ss. 3.16(h) of the Disclosure Schedule.



     3.17. Inventories. The inventory of the Seller in connection with the business of the NPB consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is saleable, suitable and usable for the production or completion of saleable products for sale in the Ordinary Course of Business, except as reflected in the Initial Statement of Assets and the Closing Date Statement of Assets. The inventory, taken as a whole, reflected in the Initial Statement of Assets, is valued in accordance with the Accounting Convention. Since June 28, 1997, no inventory has been sold or disposed of except in the Ordinary Course of Business of the NPB.



     3.18. Contracts. The Seller has delivered to the Buyer a correct and complete copy of each material Contract (as amended to date) listed on Schedule 2.1(h). Except as disclosed in ss. 3.18 of the Disclosure Schedule, with respect to each Contract: (i) the agreement is legal, valid, binding, enforceable, and in full force and effect in all material respects; (ii) to the Seller's Knowledge no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the Contract; and (iii) to the Seller's Knowledge no party has repudiated any provision of the Contract.


     3.19. There are no outstanding powers of attorney executed on behalf of any of the Seller in respect of the NPB.



     3.20. Insurance and Risk Management. The NPB has been covered during the past 2 years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period.


     3.21. Litigation. Except as disclosed in ss. 3.21 of the Disclosure Schedule, there are no judicial or administrative actions, claims, suits, proceedings or investigations pending or, to the Knowledge of the Seller, threatened, that would be reasonably likely to result in a Material Adverse Effect and the Seller has no notice of any action seeking to enjoin the consummation of the transactions contemplated hereby and to the Knowledge of the Seller, there is no Basis for any such action, claim, suit, proceeding or investigation. There are no judgments, orders, decrees, citations, fines or penalties heretofore assessed against the Seller which have had a Material Adverse Effect.


     3.22. Product Warranties; Defects; Liability. To the Knowledge of the Seller, each product manufactured, sold, leased, or delivered by the NPB has been in conformity in all material respects with all applicable federal, state, local or foreign laws and regulations, contractual commitments and all express and implied warranties. Section 3.22 of the Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for the NPB (containing applicable guaranty, warranty, and indemnity provisions).



     3.23. Employees.


                  (a) As of the date hereof, to the Knowledge of Robert Rennick or Chris Sullivan no employee on the key employee list previously provided by Seller to Buyer has any plans to terminate employment with the Seller or not accept employment with Buyer. The Seller has not experienced any material labor disputes or work stoppage in the United States due to labor disagreements with regard to the business of the NPB. With respect to the operations of the NPB in the United States, the Seller is not nor has it ever been a party to any collective bargaining agreements and the NPB has not been the subject of any organizational activity.


                  (b)  With  respect to  Overseas  Employees,  there is no
         existing   material  labor  dispute  or  work  stoppage  due  to  labor disagreements specifically with regard to the business of the NPB.



     3.24. Employee Benefits.


                  (a) Seller Plans. Seller has provided to Buyer a description of the material terms of each material Employee Plan which is maintained by Seller or any Related Entity which benefits any NPB employee of the Seller (a "Seller Plan"). For purposes of this Agreement, the term "Employee Plan" means any U.S. plan, program, agreement, policy or arrangement (a "plan"), whether or not reduced to writing, that is: (i) a welfare benefit plan within the meaning of
         Section 3(1) of ERISA (a "Welfare Plan"); (ii) a pension benefit plan within the meaning of Section 3(2) of ERISA; (iii) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity-based plan; or (iv) any other deferred-compensation, retirement, welfare-benefit, bonus, incentive or fringe benefit plan or arrangement.


                  (b) The SAVE  Plan.  The SAVE Plan is  qualified  under
         Section 401(a) of the Code and its associated trust is exempt from tax under section 501(a) of the Code and each has been administered in all material respects in accordance with its terms and with applicable law. Seller has received a favorable determination letter from the IRS with respect to the SAVE Plan. There has been no non-exempt "prohibited transaction" within the meaning of Code Section 4975(c) involving the assets of the SAVE Plan. All required contributions on account of the SAVE Plan have been made or accrued by the Seller in accordance with GAAP. Section 3.24 of the Disclosure Schedule sets forth each and every pending or, to the knowledge of Seller, threatened lawsuit, claim or other controversy relating to the SAVE Plan, other than claims for benefits in the normal course. Seller has delivered to Buyer the SAVE Plan document and delivered or made available to Buyer all related SAVE Plan documents.


                  (c) No Liability. No circumstance exists and no event (including any action or the failure to do any act) has occurred with respect to any Employee Plan (including, for purposes of this ss. 3.24 only, any non-U.S. employee plan) maintained or formerly maintained by Seller or any Related Entity, or to which Seller or any Related Entity is or has been required to contribute, that could subject Buyer to Liability, or the assets of the NPB to any lien, under ERISA or the Code, nor will the transactions contemplated by this Agreement give rise to any such Liability or lien.


                  (d)   Multiemployer   Plans.   With   respect  to  Hired
         Employees, neither Seller nor any Related Entity has or had any liability to make payments or contributions to a multiemployer plan as that term is defined in ERISA section 3(37), and has no actual or potential liability under ERISA section 4201 for any complete or partial withdrawal from a multiemployer plan.



     3.25. Environment.


                  (a)  Except as disclosed  in ss. 3.25 of the  Disclosure
         Schedule:

                           (i)  the Seller in connection with the business
                  of the NPB and the Acton  Facilities  has  complied  and is in
                  compliance   with  all  applicable   Environmental   Laws  the
                  violation of which could have a Material Adverse Effect;

                           (ii) the Seller in connection with the business of the NPB and the Acton Facilities has obtained, and is and has been in material compliance with the conditions of, all Environmental Permits required for the continued conduct of the business of the NPB in the manner now conducted;

                           (iii) the Seller in connection with the business of the NPB and the Acton Facilities has filed all required applications, notices and other documents necessary to effect the timely renewal or issuance of all Environmental Permits for the continued conduct of the business of the NPB and the Acton Facilities in the manner now conducted;

                           (iv)  the Seller in connection  with the present
                  or past assets, properties, businesses, leaseholds or operations of the business of the NPB or the Acton Facilities has not received nor is subject to, nor within the past three years has been subject to, any outstanding order, decree, judgment, complaint, agreement, claim, citation, or notice or is subject to any ongoing judicial or administrative proceeding indicating that the Seller or the past and present assets of the NPB or the Acton Facilities are or may be: (A) in violation of any Environmental Law; or (B) responsible for the on-site or off-site storage or Release of any Hazardous Materials;

                           (v) to the Knowledge of Seller, no proceeding related to the matters covered by subsection (iv) have been threatened within three years prior to the Closing Date;

                           (vi) Section 3.25 of the Disclosure Schedule lists all property presently or previously leased, owned or operated by the Seller in connection with the business of the NPB that has been used in the business of the NPB or by any other Person (including a prior owner or operator) for the intentional disposal of Hazardous Materials;

                           (vii) Section 3.25 of the Disclosure Schedule sets forth a list of all underground storage tanks owned or operated at any time at the Acton Facilities or currently owned and operated by the Seller in connection with the business of the NPB; and

                           (viii) There have been no Releases of Hazardous Materials on or underneath the Acton Facilities or any of the real property owned or leased by the business of the NPB that would be reasonably likely to have a Material Adverse Effect.


                  (b)  For purposes of this ss. 3.25 only,  all references
         to the "Seller" are intended to include any and all other entities to which the Seller is considered a successor under applicable Environmental Laws. The representations and warranties in this section are the only representations and warranties with respect to Environmental Laws or environmental matters notwithstanding any other language in this Agreement of general applicability.



     3.26. Government Contracts. The Contracts listed on Schedule 2.1(h) do not include any governmental contracts.

     3.27. Consents. Section 3.27 of the Disclosure Schedule sets forth a true, correct and complete list of the identities of any Person whose consent or approval is required with respect to any matter, agreement or contract (other than immaterial matters, agreements or contracts) and the matter, agreement or contract to which such consent relates in connection with the transfer, assignment or conveyance by the Seller of any of the Acquired Assets.


     3.28. Investment Intent. Seller is acquiring the Cabletron Shares for its own account and not with a view to, or for resale in connection with, any unregistered distribution thereof, and Seller has no present intention to sell, convey, dispose of or otherwise distribute any interest in or risk related to the Cabletron Shares except pursuant to an effective Registration Statement or in a manner consistent with the requirements of the Securities Act. Seller understands that the Cabletron Shares have not been registered under the Securities by reason of a specific exemption from the registration provisions of the Securities Act. Seller has had the opportunity to review the information set forth in all of Cabletron's reports filed with the Securities and Exchange Commission since December 31, 1995 (the "Reports"). In making its decision to acquire the Cabletron Shares, Seller has relied solely upon the Reports and other publicly available information, has not been provided with or relied upon any material nonpublic information concerning Cabletron and has carefully considered the risks regarding Cabletron set forth in detail in the Reports. The Seller is a sophisticated investor with knowledge and experience in business and financial matters and is able to bear the economic risk and lack of liquidity inherent in holding the Cabletron Shares.



4. Representations and Warranties of the Byer. The Buyer represents and warrants to the Seller that the statements contained in this ss. 4
         are true,  correct and complete as of the date of  this   Agreement
         and,   unless  a  date  is   specified  in  such representation  and
         warranty, will be true, correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout ss. 4).



     4.1. Organization of the Buyer. Each of Cabletron and Acquisition is a corporation duly organized, validly existing, and in good standing under the laws of the state of its incorporation.



     4.2. Authority for Agreement. Each of Cabletron and Acquisition has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. All corporate actions or proceedings to be taken by or on the part of Cabletron and Acquisition to authorize and permit the execution and delivery by Cabletron and Acquisition of this Agreement and the instruments required to be executed and delivered by Cabletron and Acquisition pursuant hereto, the performance by Cabletron and Acquisition of their respective obligations hereunder, and the consummation by Cabletron and Acquisition of the transactions contemplated herein, have been duly and properly taken. This Agreement has been duly executed and delivered by Cabletron and

Acquisition and constitutes the legal, valid and binding obligation of Cabletron and Acquisition, enforceable against each in accordance with its terms and conditions.


     4.3. Litigation. Buyer has no notice of any action seeking to enjoin the consummation of the transactions contemplated hereby and to the Knowledge of the Buyer, there is no Basis for any such action, claim, suit, proceeding or investigation.



     4.4. Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in ss. 2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Cabletron and Acquisition is subject or any provision of their respective charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which either Cabletron or Acquisition is a party or by which either is bound or to which any of either Cabletron's or Acquisition's assets is subject (or result in the imposition of any lien upon its assets), except for violations, breaches or defects that would not make a material adverse effect on Cabletron or Acquisition. Cabletron and Acquisition do not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in ss. 2 above), except for required filings under the Hart-Scott-Rodino Act and foreign pre-merger notification requirements, which filings have been made.


     4.5. Brokers' Fees. Neither Cabletron nor Acquisition has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.



     4.6. Registration Statement. The Form S-3 registration statement (the "Registration Statement") pursuant to which the Cabletron Shares to be issued pursuant to this Agreement will be registered with the Commission shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the Commission, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements included therein, in light of the circumstances under which they were made, not misleading. The Registration Statement shall comply in all material respects as to form with the requirements of the Securities Act and the rules and regulations thereunder. Notwithstanding the foregoing, Buyer makes no representation or warranty with respect to any information supplied by the Seller or the officers and directors of the Seller and its Subsidiaries which is contained in, or furnished in connection with the preparation of, the Registration Statement.


     4.7. SEC Reports and Financial  Statements.  Cabletron has timely filed with the Commission all forms, reports and other documents which it believes were required to be filed by it since December 31, 1995 under the Securities Exchange Act and the Securities Act (as such documents have been amended since the time of their filing, collectively, the "Buyer SEC
Documents"). The Buyer SEC Documents, including, without limitation, any financial statements or schedules included therein, at the time filed, complied in all material respects with the applicable requirements of the Securities Exchange Act or the Securities Act, as the case may be. The consolidated financial statements of Buyer included in the Buyer SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the Commission) and fairly present in all material respects (subject, in the case of the unaudited statements, to normal, recurring audit adjustments which are not material in amount) the consolidated financial position of Buyer and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.


     4.8. No Material Adverse Change.  Except as disclosed in Schedule
4.8, since the date of the most recent Form 10-Q filed by Buyer with the Commission, Buyer has conducted its operations only in the Ordinary Course of Business. There has not been any change which has resulted in a material adverse effect on the business, assets, financial condition, and results of operations of Buyer and no circumstances exists that would be reasonably likely to result in such a material adverse effect.



     4.9. Employee Benefits. The Buyer 401(k) Plan is qualified under Section 401(a) of the Code and its associated trust is exempt from Tax under section 501(a) of the Code and each has been administered in accordance with its terms and with applicable law. All required contributions on account of the Buyer 401(k) Plan have been made or accrued by the Buyer in accordance in accordance with GAAP. Section 4.8 of the Disclosure Schedule sets forth each and every pending or, to the knowledge of Buyer, threatened lawsuit, claim or other controversy relating to the Buyer 401(k) Plan, other than claims for benefits in the ordinary course. Buyer has made the Buyer 401(k) Plan and related documents available to Seller. The Company has received a favorable determination letter from the IRS with respect to the Buyer 401(k) Plan.


5. Covenants. The Parties agree as follows:

     5.1. General. Each of the Parties will use its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in ss. 6 below and including the diligent defense in good faith of any action or proceeding which may threaten the consummation of the transactions contemplated hereby).



     5.2. Notices and Consents. The Seller will give any notices to third parties, and Buyer and Seller will use reasonable efforts to obtain any third party consents, that are required to transfer the Acquired Assets to Buyer, and any other consent that the Buyer may reasonably request. Each of the Parties promptly will file Notification and Report Forms and related material that may be required to be filed with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, and will make any further filings pursuant thereto that may be necessary or requested in connection therewith. Notwithstanding any other provision of this Agreement to the contrary, until any third party consent is obtained, or if an attempted assignment thereunder would be ineffective or would affect the rights of the Seller thereunder so that Buyer would not in receive all such rights, Seller and Buyer will cooperate with each other to provide for the benefits of, and to permit Buyer to assume all liabilities under, any such right, claim, Permit or Contract any and all rights of Seller against a third party thereto arising out of the breach or cancellation thereof by such third party; and any transfer or assignment to Buyer by Seller of any property or property rights or any contract or agreement which shall require the consent or approval of any third party shall be made subject to such consent or approval being obtained.


     5.3. Operation of Business. The Seller will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business in respect of the NPB prior to Closing. Without limiting the generality of the foregoing, prior to Closing, Buyer and Seller will use all reasonable efforts to (A) keep available to Buyer the services of the NPB's present employees, agents and independent contractors, and (B) preserve for the benefit of Buyer the goodwill of the NPB's customers, suppliers and others having business relations with it and (C) cooperate in establishing the terms of the SCI Systems, Inc. contract.


     5.4. Preservation of Business. The Seller will use all reasonable efforts to keep the business and properties of the NPB substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees, other than the substitution of the Acton Facilities for the Littleton facility and as otherwise contemplated hereby or by other written agreements between the parties.


     5.5. Access. The Seller will permit representatives of the Buyer to have access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the NPB, to all premises, properties, personnel, business, financial management records, contracts and documents of or pertaining to the NPB.


     5.6. Notice of Developments. Each Party will give prompt written notice to the other Party of any specific events occurring subsequent to the execution of this Agreement and prior to the Closing Date causing a breach of any of its own representations and warranties in ss. 3 and ss. 4 above. Disclosure by any Party pursuant to this ss. 5.6, however, shall be deemed to amend or supplement the Disclosure Schedule for the purpose of determining whether the representations and warranties of the Seller are true and correct as of the Closing Date for all purposes, including for purposes of Section 9.2 and 9.3, but excluding for purposes of satisfying the conditions set forth in Section 6.1(a).


     5.7. Exclusivity. So long as Buyer (upon Seller's request) re-affirms its intention to consummate the transactions contemplated hereby, the Seller will not (and the Seller will not cause or permit any of its Subsidiaries, officers, directors, agents or Affiliates to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person, or enter into or consummate any transaction, relating to the acquisition of any portion of the Acquired Assets (other than sales in the Ordinary Course of Business) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Seller will notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contract with respect to any of the foregoing.


     5.8. Insurance. The Seller shall assist (including by providing existing title and/or title insurance information in Seller's possession or control to Buyer) Buyer in obtaining title insurance policies at Buyer's expense.


     5.9. Surveys. With respect to the Acton Facilities, the Seller shall assist the Buyer in procuring a current survey at Buyer's expense, of the Acton Facilities, prepared by a licensed surveyor and conforming to current ALTA Minimum Detail Requirements for Land Title Surveys.


     5.10. Employee Matters.


                  (a) Continued Employment.

                           (i) Buyer agrees to offer within five business
                  days of receiving Seller's final list of [*] Retained NPB Employees employment to all of the NPB Employees (determined as of a date two weeks prior to the Closing Date), up to a maximum of [*] NPB Employees less the Retained NPB Employees. "NPB Employees" means all of those individuals who, two weeks prior to the proposed Closing Date, are actively employed by Seller, any Affiliate of Seller or its Subsidiaries, as

* Confidential Treatment
                  regular (not temporary) employees and who are among those persons listed on Exhibit H on the date hereof. Seller shall provide Buyer with a proposed list of [*] NPB Employees to be retained by Seller (the "Retained NPB Employees") at least three weeks prior to the proposed Closing Date. No persons listed on the key employee list previously agreed to by the Parties shall become Retained NPB Employees without the consent of Buyer which shall not be unreasonably withheld, conditioned or delayed. A final list of [*] Retained NPB Employees shall be completed two weeks prior to the proposed Closing Date. A certain number of the Retained NPB Employees are to be included in the Digital Personnel Team pursuant to the Reseller Agreement. For the purposes of this Section 5.10(a), any person who would otherwise be an NPB Employee, but is, on the Closing Date: (i) on a leave of absence approved by Seller or on disability, provided such leave of absence is expected in good faith not to exceed thirteen weeks in total, (ii) on a leave of absence pursuant to the Family and Medical Leave of 1993 (the "FMLA") or similar applicable non-U.S. law, (iii) on a leave of absence for military service or (iv) as otherwise set forth in Schedule 5.10(a) (collectively, "Permissible Leave of Absence") shall be considered an NPB Employee. Notwithstanding anything to the contrary contained herein, Buyer shall not otherwise be required to offer employment to any individual who is not on the active payroll on the Closing Date, excluding any person on a Permissible Leave of Absence, including without limitation any person whose leave has exceeded his/her authorization or entitlement under the FMLA or similar applicable non-U.S. law or who is otherwise on leave of absence from which reinstatement is not guaranteed by law or who is on unauthorized leave of absence or whose employment has terminated or who has retired under the Seller Pension Plan, before the Closing Date. Those to whom Buyer is obligated to offer employment hereunder are hereafter referred to as the "Offerees."

                           (ii)  Seller shall provide Buyer with a list of
                  all NPB Employees with current work telephone numbers and home addresses as soon as possible after the date of execution of this Agreement. Within five business days of receiving Seller's final list of [*] Retained NPB Employees, Buyer shall offer employment in writing to all Offerees, such employment to commence as of the Closing Date, except that, in the case of any Offeree on a Permissible Leave of Absence, such employment will commence following the Leave Expiration Date, as hereafter defined. Buyer shall be required to hire only those Offerees who on or before the Closing Date have not explicitly refused the terms of employment offered by Buyer. Offerees who actually commence employment with the Buyer are hereafter referred to as the "Hired Employees" and, individually, as a "Hired Employee". If Buyer hires an NPB Employee after the Closing Date, except as provided in paragraph (c) below, or any other individual previously

* Confidential Treatment
                  employed by Seller or any Affiliate of Seller, such person shall not constitute a Hired Employee. The terms and conditions of Buyer's offer to hire Offerees shall be made in writing and shall include pertinent conditions as determined in the sole discretion of Buyer, subject to the following:

                                    (A)  Buyer  will  employ  the Hired
                           Employees at will, except in those cases in which Buyer and a Hired Employee enter into a written contract of employment on or before the Closing Date; provided, however, that Buyer agrees not to terminate any Hired Employee other than for Cause during the six month period immediately following the Closing Date (the "Initial Employment Period"). For these purposes, "Cause" shall mean materially deficient job performance, material violation of any published employment policy or practice of the Buyer or other misconduct that could be harmful to the business, interests or reputation of the Buyer or any Subsidiary of Buyer for whom the Hired Employee is providing services, each as determined by the Buyer in its reasonable judgment.

                                    (B)  Each  of the  Hired  Employees
                           shall initially be assigned to such position as shall be determined by Buyer, but with responsibilities and duties reasonably comparable to those of the Hired Employee immediately prior to the Closing Date, except as otherwise mutually agreed by Buyer and the Hired Employee.

                                    (C)  Commencing  on the  date  each
                           Hired Employee commences active employment with the Buyer and except as otherwise expressly provided herein, Hired Employees in the United States shall be eligible to participate in all Employee Plans offered to comparably situated employees of Buyer in the United States to the extent such participation is permitted by applicable plan terms and generally applicable Buyer policies. For purposes of seniority and vacation, personal and sick time accrual, each Hired Employee shall receive credit with Buyer for service while employed by Seller. With respect to Overseas Employees, comparable provisions will be made, in all cases in accordance with local law.

                           (iii) Buyer shall have no duty to hire any Offeree who has not met, as of the date such Offeree's employment was to begin pursuant to this Section 5.9(a), the conditions set forth in Buyer's written offer of employment or who has explicitly rejected Buyer's offer of employment or resigned on or before the Closing Date. Such terms and conditions may include the requirement that the Offeree report to work on such date, following the Closing Date, as is specified in Buyer's written offer of employment, unless the Offeree is on a Permissible Leave of Absence or, on the Closing Date, is absent due to vacation or personal illness or injury as hereinafter provided. An Offeree who has not explicitly rejected Buyer's offer of employment or resigned, but is on a Permissible Leave of Absence on the Closing Date shall be treated as a Hired Employee for purposes of this Agreement as of 12:01 a.m. of the day following the date the leave expires (which date of expiration is elsewhere referred to as the "Leave Expiration Date"), provided, however, that
                  (i) the Offeree had not explicitly rejected the Buyer's offer of employment or resigned on or before the Closing Date; (ii) the Offeree applies for instatement to employment with the Buyer in a timely manner, in accordance with the terms of his/her leave, applicable law and this ss.5.10; (iii) the Offeree has met, as of the Leave Expiration Date, all other applicable conditions precedent to employment; (iv) the Offeree, in the case of leave due to the Offeree's personal illness or injury, has been medically cleared to return to active employment without restrictions or with restrictions which constitute a reasonable accommodation under applicable law, (iv) the termination of the leave is not the result of the misconduct of or a failure to act by such Offeree, and (v) for Offerees on disability or personal leave, that such Offeree returns to work within 13 weeks of the onset of such disability or leave (or as set forth in Schedule 5.10(a)). An Offeree who has not explicitly rejected Buyer's written offer of employment or resigned prior to Closing shall not be deemed to have failed to report to work on the date specified in such offer if the Offeree is absent due to vacation approved by Seller in advance of the Closing Date and in accordance with Seller's generally applicable policies or as a result of a personal illness or injury which results in the Offeree being absent from work for five (5) or fewer consecutive work days on or after the Closing Date, but such Offeree shall not become a Hired Employee until the date on which he/she actually commences employment with the Buyer.

                           (iv) Seller shall terminate the employment of or accept the retirement of each NPB Employee (other than Retained NPB Employees) effective as of the date immediately preceding the date such NPB Employee is to commence employment with the Buyer as set forth herein.


                  (b) Employee Benefits.

                           (i) Defined Benefit Pension Plan. Each Hired Employee will cease accruing benefits in the Seller Pension Plan and the Restoration Pension Plan as of the Closing Date, or such Hired Employee's Leave Expiration Date, if later, (such applicable date hereinafter referred to as the "Plan Eligibility Date"),and Seller shall take all necessary action to ensure that each Hired Employee is fully vested in his or her accrued benefit as of the Plan Eligibility Date under the Seller Pension Plan and the Restoration Pension Plan.

                           (ii) Defined Contribution Plan. As of the Plan Eligibility Date of a Hired Employee, such Hired Employee will cease contributing to the SAVE Plan, and the Seller shall take all necessary action to ensure that such Hired Employee is fully vested in his or her account balance under the SAVE Plan and the Restoration SAVE Plan. Each Hired Employee shall be eligible to participate in the Buyer 401(k) Plan upon commencement of employment with Buyer in accordance with the terms of the Buyer 401(k) Plan (including any term of general application excluding a class of employees from eligibility for such plan). The Buyer 401(k) Plan shall recognize as service credit for purposes of eligibility for participation and vesting all service credited under the SAVE Plan for a Hired Employee as of the Hired Employee's Plan Eligibility Date.

                           (iii) Transfer of Assets of the Save Plan. As soon as practicable after the Closing Date, Seller will amend its SAVE Plan to spin off and transfer an amount equal to the account balances of the Hired Employees in the SAVE Plan valued as of the most recent valuation date preceding the date the transfer is made to the Buyer 401(k) Plan. Notwithstanding anything in this subparagraph to the contrary, if Buyer is unable in good faith to arrange for the transfer to the Buyer 401(k) Plan, such transfer shall not be executed until appropriate arrangements are made. The transfer will be accomplished in full compliance with the applicable provisions of ERISA, the Code, and regulations and rulings promulgated thereunder. Seller and Buyer agree to cooperate fully and to file in a timely manner whatever reports, forms, and notices as are necessary under applicable law as a result of, and to effect, the transfer. The transfer will be accomplished by way of a single transfer of plan assets constituting cash and liabilities, except that any outstanding participant loans from the SAVE Plan to Hired Employees that are not in default may be transferred in kind to the extent not repaid prior to the transfer. Seller agrees to provide to Buyer in a timely manner all information for each Hired Employee, including without limitation, accrued benefits under the SAVE Plan as of the date of transfer, vesting service, and any other employee information required by Buyer to determine benefits payable from the Buyer 401(k) Plan.

                           (iv) Welfare Plans.

                                    (A)   Each  Hired  Employees  shall
                           cease participating in all Welfare Plans, programs, payroll practices or arrangements maintained by Seller as of 12:01 a.m. on such Hired Employee's Plan Eligibility Date, unless a different date is required by law. Under all of such plans, programs or arrangements, a Hired Employee's service as recognized under the comparable Seller plans, programs, payroll practices and arrangements will be credited as service with Buyer for purposes of determining participation and benefit levels thereunder to the same extent as credited by Seller, unless otherwise prohibited by law or the terms of any of Buyer's plans and programs that cannot reasonably be amended.

                                    (B)  Buyer will offer  coverage for
                           medical and dental benefits, group life insurance, and short-term and long-term disability insurance coverage as of 12:01 a.m. on the day following the Plan Eligibility Date to each Hired Employee and his or her dependents (as that term is defined by the respective Buyer plans) in accordance with the terms of the relevant Buyer benefit plans (including any term excluding a class of employees from eligibility for such plan), except to the extent provided for herein or, with respect to Overseas Employees, as required by law. Buyer will waive any applicable waiting periods for participation under such plans and will impose no limitation on coverage or
                           participation   with   respect   to  a   pre-existing
                           condition of a Hired Employee or his or her dependents, provided that such Hired Employee or dependent of a Hired Employee has satisfied any pre-existing condition limitation under the comparable Seller Plan, and that such Hired Employee or his or her dependent enroll in the relevant Buyer benefit plan upon initial eligibility as specified in such plans. Buyer and Seller shall coordinate (or cause insurance carriers or third party administrators to coordinate) medical benefits claims for Hired Employees under their respective plans so as to carry out the provisions above with respect to Buyer's medical benefits and carry out the other applicable provisions of this Agreement.

                           (v)  Vacation. Except as otherwise required by
                  law, within 35 days after Closing, Seller shall pay each Hired Employee, by lump sum payment, for the amount of their accrued but unused vacation as of such Hired Employee's Plan Eligibility Date to the extent such accrued vacation exceeds ten days. Any remaining accrued vacation not paid for in this manner shall be retained by such Hired Employees under Buyer's vacation policy and shall be available for use by them immediately. Each Hired Employee shall begin to accrue vacation, in addition to such Hired Employee's retained vacation accrual, under, and subject to, the Buyer vacation policy as of the date such Hired Employee commences employment with Buyer. Each Hired Employee with 20 or more years of
                  service  with  Seller  as  of  such  Hired   Employee's   Plan
                  Eligibility Date shall receive a beginning accrual, upon commencement of employment with Buyer, of 5 days personal/sick time and shall thereafter, along with all other Hired

                  Employees, accrue sick/personal time under, and subject to, the Buyer personal/sick time policy.

                           (vi)   One-time  Pension  Replacement  Payment.
                  Buyer shall make a cash payment to each Hired Employee upon such Hired Employee's commencement of employment with Buyer in an amount equal to the grossed-up value (assuming an effective average tax rate of 35% for all Hired Employees) of the product of 4% multiplied by such Hired Employee's "compensation" (as determined under the Seller Pension Plan and subject to the annual limit on compensation under Code section 401(a)(17)) for the 1997 calendar year, provided that such Hired Employee shall as a condition of employment with Buyer agree to repay such amount in full to Buyer in the event such Hired Employee's employment with Buyer terminates during the six-month period immediately following the Closing Date.

                           (vii)   Matching   Contribution.   As   soon  as
                  practicable following the close of the 1998 calendar year, Buyer shall make a cash payment to each Hired Employee who is employed by Buyer as of the last day of the 1998 calendar year in an amount equal to the grossed-up value (assuming an effective average tax rate of 35% for all Hired Employees) of a 30% match on the first 6% of the Hired Employee's compensation (as determined under the Buyer 401(k) Plan and subject to the annual limit on compensation under Code section 401(a)(17)) deferred by the Hired Employee under the Buyer 401(k) Plan for the 1998 calendar year, provided, however, that Buyer shall have no obligation to make any such cash payment in the event that Buyer provides an equivalent level of matching contribution (without regard to any gross-up) for the benefit of Hired Employees under the Buyer 401(k) Plan.


                  (c) Termination at Law. In the event that any Hired Employees outside the United States are entitled by law to severance payments, Seller and Buyer shall share the costs of these severance payments equally.


                  (d) Overseas Employees. On the Closing Date, Seller shall transfer the employment of the Overseas Employees identified by country on Exhibit F. To the extent that, by operation of law or any agreement binding Seller, the transfer of employment of any Overseas Employee requires the Buyer to assume any pension or similar obligation related to an employee's tenure as an employee of Seller, Seller will transfer to Buyer or its designated Subsidiary on the Closing Date the monies necessary to fund the obligation or will otherwise make available to the relevant Overseas Employees all of their accrued benefits in their pension plans. If the Parties mutually agree that is not desirable or it is not possible for Seller to transfer to Buyer the employment of any Overseas Employee on the Closing Date because of a Local Transfer Impediment, Seller and Buyer shall take all actions reasonably necessary to eliminate the Local Transfer Impediment and

         Seller shall take all actions reasonably necessary to transfer the employment of all Overseas Employees located in the affected country as soon as possible.


                  (e) Prior to Closing, Seller shall disclose full and accurate details of any employee benefit plans including pension and insurance benefits payable to the Overseas Employees.



     5.11. Access to Records.


                  (a) General. For a period of seven years after the Closing Date, the Seller and its representatives shall have reasonable access to any books and records of the NPB in the possession of Buyer to the extent that such access may reasonably be required by the Seller in connection with matters relating to or affected by the operations of the NPB prior to the Closing Date. For a period of seven years after the Closing Date, the Buyer and its representatives shall have reasonable access to any books and records related to the NPB in the possession of Seller to the extent that such access may reasonably be required by the Buyer in connection with matters relating to or affected by the operations of the NPB after the Closing Date. Such access shall be afforded upon receipt of reasonable advance notice and during normal business hours. If either Party desires to dispose of any of such books and records prior to the expiration of such seven-year period, such Party shall, prior to such disposition, give the other Party a reasonable opportunity, at such other Party's expense, to segregate and remove such books and records as such other Party may select.


                  (b) Product-Related Claims. Seller agrees to use reasonable efforts to provide Buyer prior to Closing with any written materials in Seller's possession or control that are relevant to any intellectual property infringement, epidemic field failure, product liability or other material related claims previously made by third parties concerning any Product. In the event that, in the future, any of the Products becomes the subject of any intellectual property infringement, epidemic field failure, product liability or other material related claim, Seller agrees to use reasonable efforts to (i) provide to Buyer any written materials or other information in Seller's possession or control which are relevant to such claim, and (ii) provide such other assistance as may be reasonably requested by Buyer. Buyer shall reimburse Seller for all out-of-pocket expenses incurred by Seller, subject to prior approval of major expenses and excluding any expenses for which Seller is required to provide indemnification pursuant to Section 9. Notwithstanding the foregoing, Seller shall have no obligation to provide any materials or disclose any information which it is prohibited by law or by contract from providing or disclosing to Buyer.

                  (c) Contracts. Seller agrees to use reasonable efforts to deliver to Buyer prior to Closing a correct and complete copy of each Contract not previously delivered to Buyer.


                  (d)  Licensing   Programs;   Assigned   Patents   and
         Trademarks. Seller agrees to use reasonable efforts to provide Buyer prior to Closing with any written materials in Seller's possession or control that are relevant to the Licensing Programs. Seller agrees to use reasonable efforts to provide Buyer prior to Closing with any written materials in Seller's possession or control that are relevant to any infringement or alleged infringement of any Assigned Patent or Assigned Trademark.


                  (e) Environmental Reports. The Seller shall deliver or otherwise make available for inspection the Buyer true, complete and correct copies as result of any reports, studies, analyses, test or monitoring in Seller's possession, prepared since November 1, 1989 for the Acton Facilities pertaining to Hazardous Materials in, on, beneath or adjacent to said facilities or regarding the compliance with applicable Environmental Laws as said facilities.


     5.12. Transfer  of  Acquired  Assets  Located  Outside the United
States. Buyer and Seller understand and agree that Acquired Assets located outside the United States are the property of and Overseas Employees are employed by Seller operating in the countries listed in Schedule 2.1(x) and Exhibit F, and that transfers of such assets and of the employment of such persons, as provided for in this Agreement, shall be made to Buyer operating in each of the respective countries, the identity and address of which shall be designated to Seller prior to the Closing Date. Buyer agrees that it will cause its Subsidiaries to take all actions and execute and deliver any documents or instruments necessary to complete the transfer of Acquired Assets located outside of the United States and the employment of Overseas Employees on the Closing Date.


     5.13. Assistance in Effecting Transfer of Overseas Assets and Employees. Buyer shall cooperate with Seller in their efforts to eliminate any Local Transfer Impediment affecting the transfer of Acquired Assets or the employment of any Overseas Employee. In the event of an occurrence of a continuing Local Transfer Impediment, prior to the transfer of any Acquired Assets or Overseas Employees, Seller and Buyer shall take all action reasonably necessary to allow Buyer to enjoy the benefit of the Acquired Assets and the Overseas Employees.



     5.14. Bulk Sales Compliance. Buyer hereby waives compliance by Seller with the provisions of the Bulk Sales Law of any state.

     5.15. Transfer Taxes. Seller and Buyer agree to share equally all Taxes in connection with the transfer of the Acquired Assets hereunder other than Taxes measured by or based upon either Party's income.



     5.16. Manufacture of NPB Products. After the Closing, Seller agrees to manufacture the Products at Seller's manufacturing facilities in Taiwan and Ayr, Scotland [*] following Closing and at arm's length negotiated prices for up to an additional twelve months. Seller shall provide a 12 months manufacturer's warranty for products delivered from such facilities. Buyer agrees to assume a certain manufacturing agreement currently being renegotiated between the Seller and SCI Systems, Inc. provided the final agreement is acceptable to Buyer and the term is not more than one year. Buyer agrees to advise Seller promptly after the provision of the final agreement whether such agreement is acceptable to Buyer.


     5.17. Transitional Services. Seller will provide transitional payroll, business systems, accounting and facilities services and leased facilities at the pro rata fully loaded costs currently allocated for such services plus any incremental costs incurred by Seller to offer such services to Buyer for up to one year following the Closing or any closing in any foreign country.


     5.18. Littleton Occupancy. Seller agrees that, if necessary, it will enter into a building occupancy agreement with respect to the portion of Littleton facility currently used in connection with the NPB to Buyer for up to 5 months following Closing, while the Acton Facilities are being re-fitted, at a rate consistent with current fully loaded occupancy costs.


     5.19. Acton Occupancy. Buyer agrees that, if necessary, it will enter into a building occupancy agreement with respect to the Acton Facilities for up to 5 months following Closing at a rate consistent with Seller's former fully loaded occupancy costs.


     5.20. Space for  Telecommunications.  Buyer agrees to arrange for
Seller  to  occupy  at a nominal  cost the  portion  of the  larger of the Acton
Facilities   which   houses  the  MCI  and  Bell   Atlantic   telecommunications
infrastructures for as long as it houses such infrastructures.


     5.21. Refit of Acton Facilities. Buyer has paid Seller as part of the cash portion of the Purchase Price $2,000,000 towards the cost of refitting the Acton Facilities for the anticipated use thereof by Buyer. Buyer and Seller will agree on a general understanding regarding the nature and scope of the refit work and Seller hereby agrees that it shall be responsible to cause such refitting of the Acton Facilities to be undertaken and completed using appropriate and responsible designers and contractors to complete such refit as soon as reasonably possible. Throughout such refitting Seller shall communicate with Buyer regarding details of the refitting and in cooperation with Buyer make such changes to the refit work as is needed from time to time for Buyer's anticipated use of the Acton Facilities. Buyer shall be responsible to pay for

* Confidential Treatment
any cost of the refitting which exceeds $2,000,000. However, Seller agrees to promptly advise Buyer as soon as Seller first anticipates that there is likely to be any cost overrun or should a cost overrun occur. Thereafter Seller shall proceed as directed by Buyer to suspend, alter or complete the refitting. Seller shall provide a written accounting of funds expended on the refit and shall not be entitled to any fee for its services with respect to assisting Buyer with or overseeing the refitting.


     5.22. Distributors and Resellers. Seller agrees to use reasonable efforts to assist Buyer in negotiating prior to Closing satisfactory agreements with the NPB's major third party distributors and resellers.


     5.23. Retention Program. Seller shall grant the right to receive bonuses of up to [*] to NPB Employees before the Closing Date as an incentive for such employees to remain in the employment of Seller between the date hereof and the Closing Date, to become Hired Employees and to remain in the employment of Buyer (the "New Bonuses"). Seller has previously granted the right to receive so-called "stay-put" bonuses to certain NPB Employees the payment of which are presently expected to extend beyond the Closing Date (the "Existing Bonuses"; together with the New Bonuses, the "Bonuses"). Seller shall remain responsible for the total amount of the Existing Bonuses and the New Bonuses paid to the NPB Employees, regardless of whether such amounts are paid before or after such NPB Employees become Hired Employees.


     5.24. Licences. Prior to Closing, Seller shall disclose to Buyer the existence of any grant of any license or sublicense of any rights or modification of any rights under or with respect to, or entered into any settlement regarding any infringements of its rights to, any Assigned Intellectual Property all arising after the date hereof other than in connection with the sale, manufacture or license of Products in the ordinary course.


     5.25. Employment Contracts. Prior to Closing, Seller shall disclose to Buyer the existence of any material employment contract or collective bargaining agreement entered into, written or oral, or modification of the terms of any existing such contract or agreement all arising after the date hereof.



     5.26. Litigation. Prior to Closing, each Party shall disclose to the other the existence of any of the following matters which arise after the date hereof: any judicial or administrative actions, claims, suits, proceedings or investigations pending or, to the Knowledge of the such Party, threatened, that would be reasonably likely to result in a Material Adverse Effect or a material adverse effect to the Buyer, as the case may be. Prior to the Closing, each Party shall disclose to the other any notice to such party of any action seeking to enjoin the consummation of the transactions contemplated hereby and to the Knowledge of such Party, the existence of any Basis for any such action, claim, suit, proceeding or investigation. Each Party agrees to use its reasonable efforts to defend against any action, suit, or proceeding before any court or

* Confidential Treatment
quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation.


     5.27. Form 8-K Financial Statements. Seller agrees to engage its outside accountants to assist, at the Buyer's expense, in the preparation and audit of the financial statements required by Buyer for its 8-K. Buyer agrees to notify Seller of the financial statements required within 5 days of the date hereof. Provided that Buyer complies with the foregoing, Seller agrees to deliver such financial statements within 60 days after the Closing Date. Such financial statements shall be prepared in accordance with GAAP.



     5.28. Registration Statement. Prior to Closing Buyer shall prepare and file with the Commission the Registration Statement with respect to the Cabletron Shares to be issued pursuant to this Agreement and shall use its reasonable efforts to cause the Registration Statement to become effective upon or promptly following Closing and remain effective for a period of at least 90 days (or such shorter period during which the Seller shall have sold all Cabletron Shares), provided that the Buyer shall have the right to delay or suspend such Registration Statement two times for an aggregate period of 60 days under the following circumstances: (i) in the event of any event or circumstance which necessitates the making of any changes in the Registration Statement, or any document incorporated or deemed to be incorporated therein by reference, so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading; or (ii) the Buyer is in possession of material information that it deems advisable not to disclose in a Registration Statement. Buyer agrees not to issue any securities of Cabletron pursuant to an effective registration statement under the Securities Act for the first thirty days for which the Registration Statement is effective. Seller shall have the right to assign the rights under this ss. 5.28 to any purchaser of not less than one-third of the Cabletron Shares from Seller in a private placement. For purposes of ss.5.28, the period during which the Registration Statement is suspended or delayed shall be deemed a period during which the Registration Statement is not effective.


     5.29. Listing of Cabletron Shares. Buyer shall use all reasonable efforts to cause the Cabletron Shares to be issued pursuant to this Agreement to be approved for listing on The New York Stock Exchange (or the principal exchange on which Cabletron's Common Shares are then trading).


     5.30. Cabletron Shares. The Cabletron Shares will be imprinted with a legend substantially in the following form:

         The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended.

Such legend shall be removed from the certificates representing the Cabletron Shares upon Seller's request in order to deliver any shares sold pursuant to the Registration Statement or whenever the legend is not required by applicable law.

Prior to effectiveness of the Registration Statement, Seller must furnish the Buyer before any transfer of Cabletron Shares with (i) a written opinion reasonably satisfactory to the Buyer in form and substance from counsel reasonably satisfactory to the Buyer by reason of experience to the effect that the holder may transfer Cabletron Shares as desired without registration under the Securities Act and (ii) a written undertaking executed by the desired transferee reasonably satisfactory to the Buyer in form and substance agreeing to be bound by the restrictions on transfer contained herein.



     5.31. Future Assurances. From time to time after the Closing Date, at the request of either Party hereto and at the expense of such Party, the Parties hereto shall execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such action as Buyer may reasonably determine is necessary to transfer, convey and assign to Buyer, and to confirm Buyer's title to or interest in the Acquired Assets, to put Buyer in actual possession and operating control thereof and to assist Buyer in exercising all rights with respect thereto. The Seller hereby constitutes and appoints Buyer and its successors and assigns as its true and lawful attorney in fact in connection with the transactions contemplated by this instrument, with full power of substitution, in the name and stead of the Seller but on behalf of and for the benefit of the Buyer and its successors and assigns, to demand and receive any and all of the assets, properties, rights and business hereby conveyed, assigned, and transferred or intended so to be, and to give receipt and releases for and in respect of the same and any part thereof, and from time to time to institute and prosecute, in the name of the Seller or otherwise, for the benefit of the Buyer or its successors and assigns, proceedings at law, in equity, or otherwise, which the Buyer or its successors or assigns reasonably deem proper in order to collect or reduce to possession or endorse any of the Acquired Assets and to do all acts and things in relation to the assets which the Buyer or its successors or assigns reasonably deem desirable.



6.  Conditions to Obligation to Close



     6.1. Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (a) Representations and Warranties. The representations and warranties set forth in ss. 3 above shall be true, correct and complete when made and shall be deemed to have been made again at and as of the Closing Date and shall then be true, correct and complete, except where such failure to be true, correct and complete would not, in the aggregate, have a Material Adverse Effect. In addition, the written disclosure pursuant to ss.5.6 by Seller shall be taken into account in determining whether the representations and warranties of the Seller are true and correct as of the Closing Date for all purposes, including for purposes of Section 9.2 and 9.3, but excluding for purposes of satisfying the condition set forth in this Section 6.1(a);


                  (b) Performance by Sellers. The Seller shall have performed and complied with all of its covenants, agreements and obligations hereunder in all material respects through the Closing;


                  (c)  Consents.  [Intentionally omitted];


                  (d)   Absence  of  Litigation.   No  action,  suit,  or
         proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction which would in Buyer's good faith judgment be reasonably likely to result in an unfavorable injunction, judgment, order, decree, ruling, or charge (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect) that would (i) prevent consummation of the transactions contemplated by this Agreement or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation;


                  (e)  Anti-trust Matters. All applicable waiting periods
         (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and any other material consents, approvals or filings under any national, supranational or international merger control law the absence of which would prohibit the consummation of a material portion of the transactions contemplated under this Agreement shall have been obtained or made;


                  (f) Certificates. The Seller shall have delivered to the Buyer a certificate signed by an authorized officer to the effect that each of the conditions specified above in ss. 6.1 are satisfied in all respects;


                  (g) Additional Agreements. The Seller shall have entered into agreements in form and substance set forth in Exhibits B, C, D, G and H attached hereto and the same shall be in full force and effect; and


                  (h) No Material Adverse Change. There shall not have been any change which has resulted in a Material Adverse Effect and no event has occurred or circumstance exists that would reasonably be expected to result in such a Material Adverse Effect.

The Buyer may waive any condition specified in this ss. 6.1 if it executes a writing so stating at or prior to the Closing and such waiver shall not be considered a waiver of any other provision in this Agreement unless the writing specifically so states.



     6.2. Conditions to Obligations of the Sellers. The obligation of the Seller to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

                  (a) Representations and Warranties. The representations and warranties set forth in ss. 4 above shall be true, correct and complete (in all material respects in the case of those representations and warranties which are not by their express terms qualified by reference to materiality) when made and shall be deemed to have been made again at and as of the Closing Date and shall then be true, correct and complete (in all material respects, in the case of those representations and warranties which are not by their express terms qualified by reference to materiality). In addition, the written disclosure pursuant to ss.5.6 by Buyer shall be taken into account in determining whether the representations and warranties of Buyer are true and correct as of the Closing Date for all purposes, including for purposes of Section 9.4, but excluding for purposes of satisfying the condition set forth in this Section 6.2(a);


                  (b) Performance by Buyer. The Buyer shall have performed and complied with all of its covenants, agreements and obligations hereunder in all material respects through the Closing;


                  (c)   Absence  of  Litigation.   No  action,  suit,  or
         proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction which would in Seller's good faith judgment be reasonably likely to result in an unfavorable injunction, judgment, order, decree, ruling, or charge (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect) that would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation;


                  (d)  Consents.  [Intentionally omitted.];


                  (e) Certificates. The Buyer shall have delivered to the Seller a certificate signed by the Chief Financial Officer of Buyer to the effect that each of the conditions specified above in ss. 6.2(a)-(c) is satisfied in all respects;


                  (f)  Anti-trust Matters. All applicable waiting periods
         (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and any other consents, approvals or filings under any national, supranational or international merger control law the absence of which would prohibit the consummation of a material portion of the transactions contemplated under this Agreement shall have been obtained or made; and


                  (g) Additional Agreements. The Buyer shall have entered into agreements in form and substance set forth in Exhibits B, C, D, G and H attached hereto and the same shall be in full force and effect.



7. Confidentiality. Each Party will treat and hold as such all of the Confidential Information and refrain from using any of the Confidential Information except in connection with the transactions contemplated by this Agreement or the Reseller Agreement. In the event that either Party is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Party will notify the other Party promptly of the request or requirement so that the other Party may seek an appropriate protective order or waive compliance with the provisions of this ss. 7. If, in the absence of a protective order or the receipt of a waiver hereunder, such Party is, on the advice of counsel, required to disclose any Confidential Information, such Party may disclose the Confidential Information; provided, however, that such Party shall use reasonable efforts to obtain, at the request of the other Party, an assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the other Party shall designate.



8. Other Post-Closing Agreements


     8.1  Noncompetition.


                  (a)  Seller agrees that,  except as set forth below (1)
         [*], it and its affiliates will not design or manufacture (or have designed or manufactured for it) and (2) [*] it and its affiliates will not private label with any Digital Brand any products which are substantially similar in function and performance to:

                           (i)   The  NPB  hardware   products  (and  the
                  software incorporated therein) being transferred to Buyer, including without limitation, those hubs, routers, switches, bridges, structured wiring (DECconnect), adapters, remote access devices (e.g., access concentrators) and terminal servers being transferred, and logical extensions thereof (one example of the "logical extension" of a product is a fast ethernet switch to a gigabit ethernet switch);

* Confidential Treatment

                           (ii)      Buyer     data     networking     and
                  telecommunication hardware products (and the software incorporated therein) identified in the initial Product Roadmap (as defined in the Reseller Agreement), and logical extensions thereof;

                           (iii)  Data  networking  or   telecommunication
                  hardware products (and the software incorporated therein) specifically designed for transporting data between two or more computing devices, such as hubs, routers, switches, bridges, structured wiring, adapters, remote access devices (e.g., access concentrators) and terminal servers, and logical extensions thereof.

                           (iv) NPB network management software being transferred to Buyer (clearVISN), and logical extensions thereof (other than embedded "client" modules that have no standalone function); and

                           (v)   Those   portions  of  Buyer's   SPECTRUM
                  software identified in the initial Product Roadmap which are substantially similar to NPB software products and simple extensions thereof,(including without limitation, clearVISN and planned extensions of clearVISN) and logical extensions thereof.


                  (b)  Notwithstanding  Section 8.1(a) above:  (i) Seller
         shall be permitted to embed networking capabilities of its own development or from third parties in products which are not and are not marketed primarily as data networking or telecommunication hardware products. The parties acknowledge that products contemplated within this exclusion include, but are not limited to, firewall and tunnel products, proxy servers and extensions and follow-ons thereto, (ii) Seller also shall be permitted to private label with any Digital Brand and resell client and server products (which are not and are not marketed primarily as data networking or telecommunication hardware products) developed and manufactured by a third party OEM which contain third party networking component products independently selected by the OEM to meet Digital or customer specified form, fit, function, performance and cost, so long as Digital specifications do not (1) specify a required supplier or (2) result in effectively limiting the OEM's choices to a single supplier (unless in either case the customer specifically requested a specific supplier) of any networking components to be incorporated into such OEM manufactured client or server products.


                  (c) The covenants set forth in Section 8.1(a): (i) are subject to pre-existing contractual obligations existing as of the Closing Date and not transferred to Buyer under this Agreement involving annual sales by Seller of not greater than $5 million for any individual product and $15 million in the aggregate and (ii) do not apply to any products in Seller's current portfolio being retained by Seller (and logical extensions thereof) provided such products are not substantially similar in function and performance to the products described in Sections 8.1(a)(i) and (ii) above.

                  (d) Seller further agrees that during the initial term of the Reseller Agreement it will not directly or indirectly without the prior written consent of Buyer, recruit, offer employment, employ, engage as a consultant, lure or entice away or in any other manner persuade or attempt to persuade any person to leave the employ of Buyer who is a Hired Employee; provided, however, this provision shall not apply to (i) any Hired Employee terminated by Buyer; (ii) any Hired Employee whose employment with Buyer voluntarily terminates within two years of the Closing Date after the later of twelve months from the Closing Date or six months after cessation of such person's employment with Buyer; and (iii) any Hired Employee whose employment with Buyer voluntarily terminates more than two years after the Closing Date four months after cessation of such person's employment with Buyer. Buyer agrees to consider in good faith requests for exceptions to this provision. Seller agrees that it will not directly or indirectly without the prior written consent of Buyer, employ or engage as a consultant any NPB Employee who is both not a Retained NPB Employee and not a Hired Employee for one year following the later of separation or the Closing Date.



     8.2. Intellectual Property Licenses.


                  (a) Buyer hereby grants to Seller a non-exclusive, royalty-free, perpetual, irrevocable, worldwide license to make, use and sell products and services using the Assigned Intellectual Property, but excluding (i) the Assigned Trademarks except as permitted under the Reseller Agreement, and (ii) the Software Source Code License Agreement between Seller and Proteon Inc. dated June 30, 1995 and any other Assigned License to the extent not sublicensable. The foregoing license to Seller does not include the right of Seller to grant sublicenses except (i) to a directly or indirectly wholly-owned subsidiary of Seller for use consistent with this section, (ii) to a third party solely for the purpose of manufacturing products or performing services on behalf of Seller or a directly or indirectly wholly-owned subsidiary of Seller bearing the Digital Marks, or (iii) to Intel Corporation pursuant to the form of agreement referenced in the Settlement Agreement between Seller and Intel Corporation dated October 27, 1997.


                  (b) Seller hereby grants to Buyer a non-exclusive, royalty-free, perpetual, irrevocable, worldwide license to make, use and sell products and services using the Retained Patents. The foregoing license to Buyer does not include the right of Buyer to grant sublicenses, except (i) to a directly or indirectly wholly-owned subsidiary of Buyer for use consistent with this section, or (ii) to a third party solely for the purpose of manufacturing products or performing services on behalf of Buyer or a directly or indirectly wholly-owned Subsidiary of Buyer bearing the Digital Marks or Cabletron Marks.

                  (c)    Seller    hereby   grants   Buyer   a   limited,
         non-exclusive, royalty-free, perpetual, worldwide license to Seller's remaining Patents, trade secrets, know-how and other proprietary information to the extent necessary to make, use or sell the Products or the Products Under Development. The foregoing license to Buyer does not include the right of Buyer to grant sublicenses, except (i) to a directly or indirectly wholly-owned subsidiary of Buyer for use consistent with this section, or (ii) to a third party solely for the purpose of manufacturing Products or Products Under Development on behalf of Buyer or a directly or indirectly wholly-owned Subsidiary of Buyer.


                  (d) Each Party covenants that it shall not commence litigation against the other for infringement of any Patent committed prior to the Closing Date. The foregoing covenant does not prevent either Party from initiating a compulsory counterclaim arising from an infringement claim brought by the other.


                  (e) Each Party covenants that it shall not commence litigation against the other for infringement of any product existing as of the Closing Date of any Patent committed after the Closing Date. The foregoing covenant does not prevent either Party from initiating a compulsory counterclaim arising from an infringement claim brought by the other.


                  (f)   Seller  hereby  grants  Buyer  a   non-exclusive,
         royalty-free, worldwide license to copy, have copied, make derivative works with respect to, use, distribute and sublicense the Retained Software solely as part of the Products, the Products Under Development and logical extensions thereof.


                  (g) In the event Seller ceases to manufacture or otherwise supply to Buyer any integrated circuits or other components used in the Products that cannot be obtained at a reasonable price from another source, Buyer shall automatically have a license under Seller's applicable intellectual property in order to produce such integrated circuits or components solely for use in data and telecommunications network hardware products sold by Buyer.


                  (h) The licenses granted in this section 8.4 may not be transferred or assigned by either party without the consent of the licensor except to a successor in connection with any sale of all or substantially all of the assets of the licensee or the relevant division or unit of the licensee, or in connection with any merger or business combination where the licensee is not the surviving entity.


     8.3. Chargeback Provisions.


                  (a) Buyer agrees to promptly forward any request by a third party for payment of a Chargeback Item to Seller for payment by Seller directly unless Buyer believes it is in its best interests to pay the Chargeback Item itself. Seller agrees to reimburse Buyer in accordance with this Section 8.3 for any Chargeback Item that Buyer pays up to $5,000 per item and up to an aggregate of $50,000 per month for a period not to exceed six months after Closing. To the extent of any reimbursement paid to Buyer for a Chargeback Item pursuant to this ss. 8.3, Buyer shall not be entitled to any recovery under ss. 9.2.
         The Chargeback Items shall mean any of the following liabilities of the NPB existing at Closing: (i) market development fund commitments to resellers, stock rotations commitments, pricing errors to customers, warranty (including spares) on Products sold prior to the Closing Date, sales returns on Products, and other similar commitments to customers or resellers of the NPB; and (ii) miscellaneous reimbursement expenses of Hired Employees. On no more than a monthly basis, Buyer shall submit to Seller an itemized written list identifying in reasonable detail any Chargeback Items for which Buyer seeks reimbursement by Seller. Seller shall have 20 calendar days to dispute any item on such list. At the end of such twenty day period, Seller agrees to pay Buyer within 10 business days for all undisputed Chargeback Items set forth on such list. For any items on such list that remain in dispute, Buyer and Seller shall attempt for five calendar days to mutually resolve such disputes. At the end of such five day period, either Party may appoint Deloitte & Touche, certified public accountants, to resolve the remaining disputes related to the Chargeback Items. If Deloitte & Touche is unavailable, the Parties will select a nationally-recognized accounting firm by lot (after excluding their respective regular outside accounting firms). The determination of any accounting firm so selected will be set forth in writing and will be conclusive and binding upon the Parties. In the event the Parties submit any disputes to an accounting firm for resolution as provided in this section, the Buyer and the Seller will share equally the fees and expenses of the accounting firm. Within 10 business days after the determination of any accounting firm so selected, Seller shall pay Buyer for any disputed Chargeback Items which such accounting firm determined Seller was liable to Buyer.


                  (b) Buyer and Seller agree to effect the payment of the Bonuses to Hired Employees pursuant to this ss. 8.3(b). One week prior to the date upon which each Bonus payment is to be made to Hired Employees, Buyer shall deliver an invoice to Seller setting forth the amount of such Bonuses to be paid on such date. Seller shall pay Buyer the amount of such invoice by wire transfer at least two days before the payment date. Assuming that Buyer has received the payment due from Seller, Buyer shall pay the Bonuses to the applicable Hired Employees on the payment date. Buyer shall not be entitled to indemnification under ss. 9.2 for amounts received by Seller under this ss. 8.3(b). Buyer shall promptly forward to Seller reasonably satisfactory evidence of each Bonus payment.


     8.4. Unique ASICs.

                  (a)    Seller   presently    produces   certain   ASICs
         (Application Specific Integrated Circuits) at its Hudson, Massachusetts facility that are used solely in the Products (the "Unique ASICs"). As part of its agreement with Intel Corporation ("Intel"), Seller presently anticipates that it will transfer the facilities and rights to make the Unique ASICs to Intel. Seller will retain the right to purchase the Unique ASICs from Intel.


                  (b) Seller agrees to supply such Unique ASICs to Buyer pursuant to the Reseller Agreement. Seller agrees that neither it nor its Affiliates will sell any of the Unique ASICs to any Person other than Buyer.


                  (c) As promptly as possible following the closing of Seller's transaction with Intel, Seller agrees to provide Buyer with a written description of the procedure pursuant to which Seller can make an end-of-life final purchase of such Unique ASICs, including the amount of notice, if any Intel is required to provide to Seller and the other parameters concerning the procedure. Seller agrees to notify Buyer immediately in the event that Intel informs Seller that it intends to cease production of a Unique ASIC in order that Buyer may make a "last buy" purchase of such Unique ASIC. In connection with such notice, Seller shall provide Buyer with a forecast for its purchases of the Product incorporating such Unique ASIC for the remaining term of the Reseller Agreement. In the event that Buyer purchases a sufficient quantity of the Unique ASIC to satisfy the forecast (in addition to the quantity that Buyer has purchased for its other needs), Seller agrees to repurchase any such Unique ASICs purchased to satisfy Seller's forecasted need that remain unused at the end of the term of the Reseller Agreement at Buyer's cost.


     8.5. Open Patents.


                  (a)  With respect to the Assigned Patents identified in
         Schedule 1.3 with an "*" (the "Open Patents"), Buyer acknowledges that these patents relate to certain emerging network standards and that Seller has made certain commitments to standards organizations regarding the availability of nonexclusive licenses under the Open Patents at reasonable royalty rates. Seller has provided Buyer with all written materials related to Seller's interactions with standard organizations regarding the Open Patents. Buyer agrees to honor Seller's commitments to the standards organizations and to make licenses to the Open Patents available in accordance with the policies of the relevant standards organizations, provided that Buyer reserves the right to use the Open Patents "defensively" against any Person asserting that Buyer's products infringe patents held by such Person.



9. Indemnification

     9.1. Survival of Representations and Warranties. All of the representations and warranties of the Buyer and the Seller (except for those contained in ss.ss.3.3 (Authorization of Transaction) 3.6 (Title to Assets) and 3.14 (Taxes)) contained herein or in any document, certificate or other instrument required to be delivered hereunder shall survive the Closing (even if the other Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect until 15 months after the Closing Date. The representations and warranties of Seller contained in ss.ss.3.3 and 3.6 shall survive the Closing and shall continue in full force and effect for 5 years after the Closing Date and in ss.3.14 shall survive the Closing and shall continue in full force and effect for the applicable statute of limitations. The termination of any representation and warranty shall not affect any claim for breaches of representations or warranties (or any allegation by a third party that, if established, would constitute a breach of a representation or warranty) if written notice thereof is given to the breaching party or parties prior to such termination date. All covenants and indemnities of any Party in this Agreement or in any document or certificate delivered hereunder shall, unless otherwise specifically provided therein, remain in full force and effect forever. This Section 9 is subject to Section 5.6.


     9.2. Indemnification Provisions for Benefit of the Buyer. Seller agrees to indemnify, defend and hold harmless Buyer and its directors, officers and Affiliates against and in respect of all Liabilities, obligations, judgments, Liens, injunctions, charges, orders, decrees, rulings, damages, dues, assessments, Taxes, losses, fines, penalties, expenses, fees, costs, amounts paid in settlement (including reasonable attorneys' and expert witness fees and disbursements in connection with investigating, defending or settling any action or threatened action), arising out of any claim, damages, complaint, demand, cause of action, audit, investigation, hearing, action, suit or other proceeding asserted or initiated or otherwise existing in respect of any matter (collectively, the "Losses") that results from:

                  (a) the breach of any representation or warranty made by Seller herein, or resulting from any misrepresentation or breach of warranty, all determined as if all materiality and knowledge provisions were not contained therein (for this purpose only those qualifiers containing the defined term "Knowledge" shall constitute knowledge qualifiers), or nonfulfillment of any agreement or covenant of Seller contained herein or in any agreement or instrument required to be entered into in connection herewith or from any misrepresentation in or omission from any schedule, document, certificate or other instrument required to be furnished by Seller hereunder; provided, however, that the Seller shall be liable under this ss.9.2(a) in respect of Losses if the aggregate of such Losses exceeds $10,000,000 in which case the Seller will be liable for all Losses relating back to the first dollar; provided, that for Losses pursuant to this ss.9.2(a), individual claims that are less than $200,000 shall be excluded for all purposes and, provided, further, that the maximum liability of Seller for aggregate Losses arising from the breach of any representations or warranties shall not exceed $50,000,000;

                  (b)   any  Liability  of  the  Seller   (including  any
         liability of the Seller existing prior to or resulting from actions taken or events occurring prior to Closing), other than an Assumed Liability (including any Liability that becomes a Liability of the Buyer under any bulk transfer law of any jurisdiction, under any common law doctrine of de facto merger or successor liability, or otherwise by operation of law).

In the event that Seller may be obliged to indemnify Buyer under both subsection
(a) and subsection (b) of this ss. 9.2, their obligations under subsection (b) shall be controlling and the limitations provided in ss.ss. 9.1 and 9.2(a) hereof relating to their obligations in respect of Losses resulting from the inaccuracy of any representation and warranty, or any misrepresentation, breach of warranty or non-fulfillment of an agreement or covenant as described in ss. 9.2(a), shall not apply. Buyer shall provide Seller written notice for any claim made in respect of the indemnification provided in this ss. 9.2, whether or not arising out of a claim by a third party. Notwithstanding the foregoing, Assumed Liabilities shall in no event be considered a Loss under this ss. 9.2.



     9.3. Seller's Environmental Indemnification.


                  (a)   Notwithstanding   any  other  provision  of  this
         Agreement to the contrary (other than ss. 5.6, ss. 9.7 and the proviso of ss. 9.2 relating to a cap on total Losses), this ss. 9.3 shall control and limit Seller's obligation to indemnify Buyer for environmental matters. Seller shall defend, indemnify, and hold harmless Buyer from and against any and all Losses to the extent it relates to the NPB or the Acquired Assets resulting from: (i) cleanup of Hazardous Materials Released, disposed of or discharged on or prior to the Closing Date on or beneath the Acton Facilities on or prior to the Closing Date; (ii) the failure of the Seller prior to the Closing Date to be in compliance with any Environmental Laws in effect as of and enforceable as of the Closing Date; (iii) the disposal, treatment, storage or recycling of Hazardous Materials, on or prior to the Closing Date, at any real property other than the real property being transferred to Buyer as part of the Acquired Assets; and (iv) any breach of the representations made in ss. 3.25 (claims for such breach to be subject to the time and monetary limitations of ss.ss. 9.2 and 9.2(a) except to the extent that such claims are also subject to ss. 9.2(b).


                  (b)  Notwithstanding subsection (a) above, Seller shall
         only be required to defend, indemnify, and hold harmless Buyer to the extent that: (i) cleanup of the Hazardous Materials is required by a Governmental Entity or recommended by a Massachusetts Licensed Site Professional ("LSP") as required under an applicable Environmental Law that is in effect as of and is enforceable as of the Closing Date;
         (iii) the Remediation Standards that must be met in order to satisfy the requirements of the applicable Environmental Law or Governmental Entity (A) are no more stringent than the Remediation Standards that were in effect as of and were enforceable as of the Closing Date under the applicable Environmental Law that is the source of the obligation to conduct a cleanup, or, where no such Remediation Standards had been promulgated and were enforceable as of the Closing Date, Remediation Standards that were applied, within one year prior to the Closing Date, on a case-by-case basis, to properties that are most similar to the property that is subject to a cleanup and (B) are also those Remediation Standards that would be the least stringent permanent solution (provided that this does not preclude a Class C Response Action Outcome pursuant to the Massachusetts Contingency Plan, 310 CMR 40.000, where a permanent solution is not technically feasible) set forth in the Remediation Standards that would be applicable given the use of the property as of the date before the Closing Date; (iv) such cleanup is for substances that were designated as Hazardous Materials and would have been subject to cleanup under an applicable Environmental Law had such cleanup been initiated on or before the Closing Date; and (v) such cleanup is conducted using the most cost effective methods for investigation, remediation and/or containment consistent with applicable Environmental Law or the Requirements of a Governmental Entity. To the extent that the Losses incurred in connection with a cleanup covered by subsection (a) are in excess of the Losses that would be incurred for a cleanup meeting the conditions set forth in this subsection (b), Seller shall have no obligation to indemnify Buyer for such excess Losses.


                  (c)  Notwithstanding  anything to the contrary  herein,
         Seller and Buyer covenant to each other that the Seller indemnity in this ss. 9.3 shall be subject to the following limitations: (i) if the cost of cleanup or correcting a non-compliance with law subject to indemnify by Seller are increased after the Closing Date due to an or omission by a person other than Seller or Seller's agents, Seller shall not be responsible for any such increase in costs incurred; (ii) Seller shall not be responsible for any capital improvements and repairs and modifications to capital improvements associated with the property or the facilities of the Company made after the Closing Date; (iii) if Seller is undertaking performance of its obligations pursuant to this ss. 9.3, Seller shall not be responsible for the costs associated with Buyer's oversight of Seller's performance, including the cost of Buyer's oversight of Seller's legal counsel, consultants, or employees; and (iv) Seller shall not be responsible for any costs that are incurred by Seller in performing it indemnity obligations under this ss. 9.3 due to any change related to the property or the Company resulting or arising from the closure or sale of a facility or business, the construction of new structures or equipment, a modification to existing structures or equipment, the excavation or movement of soil, or a change in use of the facilities from manufacturing to any other use.


                  (d) To the extent that Buyer makes a claim for breach of the representation set forth in ss. 3.25, or for a non-compliance with applicable Environmental Law, and such matter relates to a cleanup of Hazardous Materials at the Acton Facilities, the provisions of this ss. 9.3 shall govern the rights and obligations of the parties.

                  (e)  Indemnification  shall be available under this ss.
         9.3 only with respect to those specific claims for which Buyer has provided written notice to Seller by the fifth anniversary of the Closing Date. Such notice must include, based on reasonably available evidence, the following: (i) location; (ii) the extent of contamination and the impacted media, if known; and (iii) a copy of any notices filed with or received from any Governmental Entity, LSP or other Person, or, if no such notice has been filed or received, the basis upon which the claimant seeks indemnification. Claims brought pursuant to this ss. 9.3 shall be subject to the procedures for indemnification set forth in ss.
         9.5 if such claims are third party claims. Buyer shall be responsible for managing any cleanup of the Acton Facilities or any matters relating thereto, notwithstanding Seller's indemnification obligations pursuant to this Section 9.3. Buyer agrees that: (i) it shall promptly provide copies to Seller of all notices, correspondence, draft reports, final reports, intended submissions and final submissions, proposed and final workplans, governmental responses thereto, and other documents or information of similar import; (ii) it shall afford Seller a reasonable opportunity to comment and consult on any such intended submissions, draft reports, proposed workplans and similar documents; (iii) it shall provide Seller notice of any meetings with the governing regulatory authority concerning any matter subject to the indemnity hereunder, including, but not limited, any meetings related to the establishment of applicable Remediation Standards; (iv) it shall provide Seller reasonable notice of any intended field work to be conducted at the Acton Facilities, shall allow Seller and its agents, employees, consultants, attorneys and other representatives to observe and monitor such field work and to obtain split samples at Seller's request; and
         (v) it shall promptly provide Seller with the results of any such field work. Seller shall be responsible for its own costs and expenses with respect to its participation in any matters covered hereunder.



     9.4. Inbdemnification Provisions for Benefit of the Seller. Buyer hereby agrees to indemnify, defend and hold harmless Seller and its directors, officers and Affiliates against and in respect of all Liabilities, obligations, judgments, Liens, injunctions, charges, orders, decrees, rulings, damages, dues, assessments, Taxes, losses, fines, penalties, damages, expenses, fees, costs, amounts paid in settlement (including reasonable attorneys' and expert witness fees and disbursements in connection with investigating, defending or settling any action or threatened action) arising out of any claim, complaint, demand, cause of action, audit, investigation, hearing, action, suit or other proceeding asserted or initiated in respect of any matter that results from (i) the inaccuracy of any representation or warranty made by Buyer herein, or resulting from any misrepresentation, breach of warranty, all determined as if all materiality and knowledge qualifiers were not contained therein (for this purpose, only those qualifiers containing the defined term "Knowledge" shall constitute knowledge qualifiers) or nonfulfillment of any agreement or covenant of Buyer, contained herein or in any agreement or instrument required to be entered into in connection herewith or from any misrepresentation in or omission from any schedule, document, certificate or other instrument required to be furnished by Buyer hereunder; provided, however, that the Buyer shall be liable under this ss.9.4(i) in respect of Losses if the aggregate of such Losses exceeds $2,500,000 in which case the Buyer will be liable for all Losses relating back to the first dollar; provided, that individual claims that are less than $200,000 shall be excluded from the calculation of Losses from this ss.9.4(i), and, provided, further, that the maximum liability of Buyer for aggregate Losses arising from breach of representations or warranties shall not exceed $50,000,000; and (ii) any Liability of the Buyer, including without limitation, any Assumed Liability.

In the event that Buyer may be obliged to indemnify Seller under both subsection
(i) and subsection (ii) of this ss. 9.4, their obligations under subsection (ii) shall be controlling and the limitations provided in ss.ss. 9.1 and 9.4(i) hereof relating to their obligations in respect of Losses resulting from the inaccuracy of any representation and warranty, or any misrepresentation, breach of warranty or non-fulfillment of an agreement or covenant as described in ss. 9.4(i), shall not apply. Seller shall provide Buyer written notice for any claim made in respect of the indemnification provided in this ss. 9.4, whether or not arising out of a claim by a third party.



     9.5. Matters Involving Third Parties.


                  (a) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this ss. 9, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party forfeits any rights or defenses.


                  (b)  Any  Indemnifying  Party  will  have the  right to
         defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the extent it is required to do so, (ii) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, and (iii) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently and the representation of both parties by the same counsel is not inappropriate due to actual or potential conflicts of interest between them. The Indemnified Party agrees to cooperate fully with the Indemnifying Party and its counsel in the defense against any Third Party Claim, and to the extent that any Party assumes the defense of any Third Party Claim as provided herein, such Party agrees to conduct the defense of such Claim actively and diligently.


                  (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with ss. 9.5(b) above,
         (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not unreasonably be withheld), (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim unless written agreement is obtained releasing the Indemnified Party from all liability thereunder, and (iv) the Indemnifying Party will not consent to the entry of any judgement or enter into any settlement with respect to a Third Party Claim seeking an injunction or other equitable relief on the sale of a product of the Indemnified Party that generated $10,000,000 or more of revenue for the Indemnified Party in the twelve months from the date of such proposed consent, without the prior written consent of the Indemnified Party (which consent shall not unreasonably be withheld, conditioned or delayed).


                  (d) In the event any of the conditions in ss. 9.5(b) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against any Third Party Claim, and will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld; (ii) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of one counsel in defending against the Third Party Claim (including attorneys' fees and expenses), and (iii) the Indemnifying Parties will remain responsible for any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this ss. 9.



     9.6. Exslusive Remedy. Except for remedies of specific performance, the foregoing indemnification provisions shall be the exclusive remedy of the Buyer and the Seller with respect to the transactions contemplated by this Agreement; provided, however, the limitation on remedies provided in this ss.
9.6 shall in no way limit either Parties remedies under the Reseller Agreement.


     9.7. Tax Effect. The amount of Losses payable by the Seller pursuant to this ss. 9 as a result of a claim by the Buyer shall be (i) reduced by the amount of any Tax benefit actually realized by the Buyer (for itself or on behalf of the Indemnified Party) and (ii) increased by the amount of any increased Taxes (including by reason of reduced amortization deductions) actually incurred by the Buyer (for itself or on behalf of the Indemnified
Party) as a result of Seller's indemnification payment of Losses for such claims. The parties agree that to the extent allowed by applicable law, the Seller's indemnification payment of Losses shall be reported as an adjustment to the Purchase Price.



10. Termination



     10.1. Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:


                  (a) the Parties may terminate this Agreement by mutual written consent at any time prior to the Closing;


                  (b) either Party may terminate this Agreement if the Closing shall not have occurred prior to February 28, 1998; provided, however, that this date shall be automatically extended to March 31, 1998 in the event that the FTC or DOJ issues a second request with respect to filing under the Hart-Scott-Rodino Act;


                  (c) either Party may terminate this Agreement if consummation of the transactions contemplated hereby would violate any
         nonappealable   final  order,  decree  or  judgment  of  any  court  or
         governmental body having competent jurisdiction; or


                  (d)  either Party may terminate  this  Agreement if the
         other Party shall have materially breached any representation, warranty or covenant contained in this Agreement and such breach would reasonably be expected to have a Material Adverse Effect, in the case of Seller, or a material adverse effect on the aggregate benefits Seller would receive hereunder as contemplated hereby in the case of Buyer and such breach shall not be amenable to cure.



     10.2. Effect of Termination. If any Party terminates this Agreement pursuant to ss. 10.1 above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party except for any Liability of any Party then in breach and except as set forth in ss. 10.3.


     10.3. Termination  Fee.  If either  Party  shall  terminate  this
Agreement for any reason whatsoever, Buyer shall pay a fee of $7,500,000 in cash to Seller within one business day after such termination. Such fee shall not be subject to set-off or any other claim and is in addition to all other remedies available and is payable regardless of fault.

11.  Miscellaneous.



     11.1. Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will provide the other Party with the opportunity to review in advance the disclosure).



     11.2. No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.


     11.3. Entire Agreement. This Agreement (including the documents referred to herein), between the Parties and any other written agreements entered into between the Parties contemporaneously herewith constitute the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.


     11.4.Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder; provided that Buyer shall continue to be liable hereunder.


     11.5. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.


     11.6. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.


     11.7. Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) upon confirmation of facsimile, (ii) one business day following the date sent when sent by overnight delivery and (iii) five business days following the date mailed when mailed by registered or certified mail return receipt requested and postage prepaid at the following address:

         If to the Seller:

                  Chris Sullivan
                  Vice President
                  Digital Equipment Corporation
                  111 Powdermill Road
                  Maynard, Massachusetts  01754-1418

         Copy to:

                  Gail Mann
                  Vice President, Asst. General Counsel
                  111 Powdermill Road
                  Maynard, Massachusetts  01754-1418

         If to the Buyer:

                  Cabletron Systems, Inc.
                  35 Industrial Way
                  Rochester, New Hampshire  03867
                  Attention:  Donald B. Reed

         Copy to:

                  David A. Fine
                  Ropes & Gray
                  One International Place
                  Boston, Massachusetts 02110
                  Tel:   617-951-7000
                  Fax:  617-951-7050

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

     11.8. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Massachusetts.


     11.9. Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. The consummation of the transactions contemplated by this Agreement at Closing shall not be deemed to have resulted in a waiver of any breach of a representation or warranty (whether or not such party knew or had reason to know of such misrepresentation or breach of warranty) unless such waiver was expressly set forth in a writing signed by Buyer and Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.


     11.10. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.


     11.11. Expenses. Except as otherwise provided herein, each of the Buyer and the Seller will bear his or its own costs and expenses (including legal and accounting fees and expenses) and the Seller will bear all of the costs and expenses (including legal and accounting fees and expenses) of the NPB incurred in connection with this Agreement and the transactions contemplated hereby.


     11.12. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.


     11.13. Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.



     11.14. Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity.


     11.15. Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, THE SELLER HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT TO ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING OUT OF OR PASSED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE.

                                                       *****

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

                       CABLETRON SYSTEMS, INC.


                       By: /s/ Donald B. Reed

                       Name:  Donald B. Reed

                       Title: President


                       CTRON ACQUISITION, INC.


                       By: /s/ Donald B. Reed

                       Name:  Donald B. Reed

                       Title: President



                       DIGITAL EQUIPMENT CORPORATION


                       By: /s/  Harold D. Copperman

                       Name:  Harold D. Copperman

                       Title:  Senior Vice President and
                               General Manager
                               Products Division

EXHIBIT 2.1

                             CABLETRON SYSTEMS, INC.
                               DISCLOSURE SCHEDULE
                                      INDEX


Exhibits

         Exhibit A - Initial Statement of Assets

         Exhibit B - Form of Reseller Agreement

         Exhibit C - Assignment and Assumption Agreement

         Exhibit D - Bill of Sale

         Exhibit E - Statements of Operations

         Exhibit F - List of NPB Employees

         Exhibit G - Assignment of Patents and Patent Applications

         Exhibit H - Assignment of Trademarks, Trademark Applications and
                     Goodwill


Schedules

         Schedule 1.1 (a)  -  Accounting Convention

         Schedule 1.1 (b)  -  Agreed-Upon Procedures

         Schedule 1.2      -  Assigned Licenses

         Schedule 1.3      -  Assigned Patents

         Schedule 1.4      -  Assigned Trademarks

         Schedule 1.5      -  Products

         Schedule 1.6      -  Retained Patents

         Schedule 1.7      -  Licensing Programs

         Schedule 2.1(a)  -   Encumbrances on Acquired Assets

         Schedule 2.1(h)  -   Contracts

         Schedule 2.1(i)  -   Permits

         Schedule 2.1(x)  -   International Assets

         Schedule 4.8      -  Exceptions to Representation 4.8

         Schedule 5.10(a)  -  Disability Schedule

Disclosure Schedule of Cabletron Systems, Inc.

Disclosure Schedule of Digital Equipment Corporation

8 December 1997

Mr. Donald B. Reed, President
Mr. David Kirkpatrick, Chief Financial Officer
Cabletron Systems, Inc.
36 Industrial Way
Rochester, NH 03866-5005

Dear Don and David:

This letter agreement is being furnished to Cabletron Systems, Inc. and Ctron Acquisition, Inc. (collectively, the "Buyer") by Digital Equipment Corporation ("Seller") to amend the Asset Purchase Agreement ("Agreement") between the Buyer and Seller dated November 24, 1997. All terms used herein shall have the meanings ascribed to them in the Agreement.

The Agreement is herby amended as follows:

     1. Section 1 of the Agreement is amended by adding the following definition "Adjusted Cabletron Stock Price" means the average, rounded to th nearest one-thousandth of a dollar ($0.001), of the midpoints of the high and low sales prices of Cabletron Common Stock as reported on the New York Stock Exchange Composite Tape (as reported by the eastern edition of The Wall Street Journal or, if not reported thereby, as reported by another authoritative source as mutually agreed by the Buyer and the Seller) for the ten (10) consecutive trading days during the period ending on the trading day immediately preceding the Closing Date.

     2. Section 2.5(a) of the Agreement is amended in its entirey to read as follows: Cash At the Closing, (x) $91,800,000 in cash (subject to adjustment pursuant to Section 2.6) and (y) in the event of the Cabletron Stock Price is greater than the Adjusted Cabletron Stock Price, an additional amount of cash consideration equal to the amount by which the difference, if any, between the aggregate value of the Cabletron Shares determined with reference to the Cabletron Stock Price and the value of the Cabletron Shares determined with refernce to the Adjusted Cabletron Stock Price exceeds $7,500,000, all of such cash payable by wire transfer to the Seller in accordance with instructions of the Seller given to the Buyer prior to the Closing.

     3. The first paragraph of Section 2.5(c)(ii) of the Agreement is amended in its entirety to read as follows: Second Year Product Credits. Subject to adjustment pursuant to Section 2.6, (x) $125,000,000 is Second Year Product Credits and (y) in the event the Cabletron Stock Price is greater than the Adjusted Cabletron Stock Price, a dollar amount of additional Second Year Product Credits, equal to the differnce, if any, between the aggregrate value of the Cabletron Shares detemined with reference to the Cabletron Stock price and the value of the Cabletron Shares determined with reference to the Adjusted Cabletron Stock Price, up to $7,500,000.

     4. Section 2.5 of the Agreement is amended by adding thereto the following
     Section 2.5(d): At Buyer's option, in lieu of delivering to Seller at Closing the Cabletron Shares, Buyer may elect to furnish Seller, so long as Buyer so notifies Seller at least two business days prior to Closing, with additional cash consideration, payable in accordance with the provisions of Section 2.5(a), equal to the value of the Cabletron Shares detemined with reference to the Adjusted Cabletron Stock Price.

Except as expressly modified herein, the Agreement shall remain in full force and effect in accordance with its terms.

Pleeas indicate your agreement with the terms hereof by dating and signing the duplicate copy of this letter enclosed and returning it by facsimile, followed originally executed copy, to Gail S. Mann, Vice President, Assistant General Counsel, Secretary and Clerk at Digital Equipment Corporation, 111 Powdermill Road (MSO2-3/F13), Maynard, MA 01754. facsimile number 978-493-7310.

Sincerely,

Digital Equipment Corporation

By:   /s/ Harold D. Copperman
   Harold D. Copperman
   Senior Vice President and General Manager
   Products Division

Acknoweledged and agreed to:

Cabletron Systems, Inc.

CTRON Acquisition, Inc.

By:   /s/ Donald B. Reed
   Donald B. Reed
   President